As filed with the Securities and Exchange Commission on May 19, 2011

File No. 333-173809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	2721	25-1411751
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Bradley Street

Warren, Pennsylvania 16365

(814) 723-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

John R. Wagner, Esq.

Vice President, General Counsel and Secretary

15 Bradley Street

Warren, Pennsylvania 16365

(814) 723-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Martin R. Bring, Esq.

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

(212) 370-1300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
10.500% First Priority Senior Secured Notes Due 2018 (“Senior Secured Notes”)	$365,000,000	$42,376.50
Guarantees of the Senior Secured Notes	N/A	N/A	(3)

Total		$42,376.50	(4)

(1)	Pursuant to Rule 457(f) under the Securities Act, the book value as of April 29, 2011 of the securities for which the securities being registered are to be exchanged has been used as the basis for calculating the registration fee.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(3)	No additional consideration is being received for the guarantees and, therefore, no additional fee is required.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State of Incorporation or Formation	IRS Employer Identification Number
Kiantone Pipeline Corporation	New York	25-1211902

Kiantone Pipeline Company	Pennsylvania	25-1416278

United Refining Company of Pennsylvania	Pennsylvania	25-0850960

United Jet Center, Inc.	Delaware	52-1623169

Kwik-Fill Corporation	Pennsylvania	25-1525543

Independent Gas and Oil Company of Rochester, Inc.	New York	06-1217388

Bell Oil Corp.	Michigan	38-1884781

PPC, Inc.	Ohio	31-0821706

Super Test Petroleum, Inc.	Michigan	38-1901439

Kwik-Fil, Inc.	New York	25-1525615

Vulcan Asphalt Refining Corporation	Delaware	23-2486891

Country Fair, Inc.	Pennsylvania	25-1149799

*	The address and telephone number of the principal executive offices of each of the registrants listed above are the same as those of United Refining Company.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated May 19, 2011

OFFER TO EXCHANGE

$365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, for any and all outstanding 10.500% First Priority Senior Secured Notes due 2018

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK

CITY TIME, ON JUNE 23, 2011, UNLESS WE EXTEND THE DATE

We are hereby offering to exchange an aggregate principal amount of up to $365,000,000 of our new 10.500% First Priority Senior Secured Notes due 2018 for a like amount of our old 10.500% First Priority Senior Secured Notes due 2018, which were issued on March 8, 2011.

The new notes will evidence the same debt as the old notes and the terms of the new notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the old notes for which they may be exchanged pursuant to this exchange offer, except that the new notes:

•	will be freely transferable by holders thereof; and

•	will be issued free of any covenant regarding liquidated damages or registration.

The old notes are and the new notes will be first priority senior secured obligations of the issuer and will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by the Subsidiary Guarantors. The notes will rank senior in right of payment to future debt and other obligations expressly subordinated to the notes and rank equally with all unsubordinated indebtedness and effectively senior to unsecured debt to the extent of the value of the collateral but effectively junior with respect to obligations secured by liens on assets that do not constitute collateral to the extent of the value of such assets subject to such liens. Each subsidiary guaranty will rank equally to all other unsecured and unsubordinated indebtedness of the guarantors.

We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for a like amount of new notes. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange of new notes for old notes will not be a taxable transaction for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

The exchange offer expires at 5:00 p.m., New York City time, on June 26, 2011, unless we extend it.

There is no established market for the old notes or new notes. We do not plan to list the old notes or the new notes on any securities exchange or seek approval for quotation on any automated quotation system.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution and Selling Restrictions.”

For a discussion of risk factors that should be considered prior to tendering your old notes for exchange, see “Risk Factors ” beginning on page 11.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should only rely on the information contained in this prospectus and we have not authorized anyone to provide you with information that is different.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to United Refining Company, 15 Bradley Street, Warren, Pennsylvania 16365, Attention: Investor Relations, telephone number: (814) 723-1500. To obtain timely delivery, security holders must request the information no later than five business days before the expiration of the exchange offer. The exchange offer expires on June 23, 2011.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires:

•	United Refining Company and “issuer” refer to United Refining Company, a Pennsylvania corporation, the issuer of the notes;

•	“subsidiary guarantors” refers to the subsidiaries of United Refining Company that guarantee the notes; and

•	“we,” “us,” “our” and similar terms refer to United Refining Company and, unless the context otherwise requires, its subsidiaries, including the subsidiary guarantors.

Certain terms used herein have been defined in “Description of the Notes—Certain Definitions” appearing on page 67 of this prospectus and in other sections under “Description of the Notes” beginning on page 43 of this prospectus.

The distribution of this prospectus and the offer and sale of the new notes and related guarantees may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, the issuer and the subsidiary guarantors have filed with the Securities and Exchange Commission, or SEC, a registration statement relating to the new notes on Form S-4 under the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

We file annual, quarterly and current reports and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The indenture governing the notes requires us to file with the SEC, and to make available to securities analysts and prospective investors upon request, reports and other information called for by rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regardless of whether we are subject to the reporting requirements of the Exchange Act.

INCORPORATION BY REFERENCE

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents we filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2010, filed with the SEC on November 29, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, filed with the SEC on April 14, 2011;

•	Current Report on Form 8-K (Dated: November 20, 2010) filed on December 1, 2010;

•	Current Report on Form 8-K (Dated: January 18, 2011) filed on January 18, 2011;

•	Current Report on Form 8-K (Dated: February 22, 2011) filed on February 22, 2011;

•	Current Report on Form 8-K (Dated: February 22, 2011) filed on February 22, 2011;

•	Current Report on Form 8-K (Dated: February 22, 2011) filed on February 22, 2011;

•	Current Report on Form 8-K (Dated: March 8, 2011) filed on March 8, 2011;

•	Current Report on Form 8-K (Dated: March 8, 2011) filed on March 11, 2011;

•	Current Report on Form 8-K/A (Dated: March 8, 2011) filed on March 22, 2011;

•	Current Report on Form 8-K (Dated: April 8, 2011) filed on April 8, 2011;

•	Current Report on Form 8-K (Dated: April 14, 2011) filed on April 18, 2011; and

•	Current Report on Form 8-K (Dated: May 18, 2011) filed on May 19, 2011.

Furthermore, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus. References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any person to whom this prospectus is delivered may obtain without charge a copy of any or all of the documents incorporated in this prospectus by reference, excluding exhibits to any such document unless such exhibits are specifically incorporated by reference into such document. Written requests should be directed to United Refining Company, 15 Bradley Street, Warren, Pennsylvania 16365, Attention: Investor Relations. Oral requests should be made by telephoning (814) 723-1500. In order to obtain timely delivery, you must request the information no later than five business days before the expiration date. The expiration date is June 23, 2011.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may include, among other things, United Refining Company and its subsidiaries’ current expectations with respect to future operating results, future performance of its refinery and retail operations, capital expenditures and other financial items.

Words such as “expects”, “intends”, “plans”, “projects”, “believes”, “estimates”, “may”, “will”, “should”, “shall”, “anticipates”, “predicts”, and similar expressions typically identify such forward looking statements in this prospectus.

By their nature, all forward looking statements involve risk and uncertainties. All phases of the Company’s operations involve risks and uncertainties, many of which are outside of the Company’s control, and any one of which, or a combination of which, could materially affect the Company’s results of operations and whether the forward looking statements ultimately prove to be correct. Actual results may differ materially from those contemplated by the forward looking statements for a number of reasons.

Although we believe our expectations are based on reasonable assumptions within the bounds of our knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially depending on a variety of factors described in greater detail in the Company’s filings with the SEC, including quarterly reports on Form 10-Q, annual reports on Form 10-K, current reports on Form 8-K, etc. In addition to the factors discussed elsewhere in this prospectus, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation:

•	the effect of the current banking and credit crisis on the Company and our customers and suppliers;

•	repayment of debt;

•	general economic, business and market conditions;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in our markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of inefficiencies or shutdowns in refinery operations or pipelines;

•	the availability and cost of financing to us;

•	environmental, tax and tobacco legislation or regulation;

•	volatility of gasoline prices, margins and supplies;

•	merchandising margins;

•	labor costs;

•	level of capital expenditures;

•	customer traffic;

•	weather conditions;

•	acts of terrorism and war;

•	business strategies;

•	expansion and growth of operations;

•	future projects and investments;

•	expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows;

•	future operating results and financial condition;

•	the effectiveness of our disclosure controls and procedures and internal control over financial reporting; and other factors described or incorporated by referenced into this prospectus.

All subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any such forward looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date of this prospectus.

v

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read this entire prospectus carefully, including the risk factors and financial statements, and the documents we incorporate by reference to fully understand the terms of the new notes as well as the other considerations that are important to you in making a decision about whether to exchange your old notes for or acquire the new notes. All references to a fiscal year refer to the year ended August 31 of the stated year.

Unless the context specifically requires otherwise, all references herein to “old notes” shall refer to the $365,000,000 aggregate principal amount of notes which we sold in March 2011.

The Company

We are the leading integrated refiner and marketer of petroleum products in our primary market area, which encompasses Western New York and Northwestern Pennsylvania. We own and operate a medium complexity 70,000 barrel per day (“bpd”) petroleum refinery in Warren, Pennsylvania where we produce a variety of products, including various grades of gasoline, ultra low sulfur diesel fuel, kerosene, No. 2 heating oil and asphalt. Our operations are organized into two business segments: Wholesale and Retail. Our Wholesale segment is responsible for the acquisition of crude oil, petroleum refining, supplying petroleum products to the Retail segment and the marketing of petroleum products to our wholesale and industrial customers. The Retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names at a network of 366 Company-operated retail units and convenience and grocery items through Company-owned and leased gasoline stations and convenience stores under the Red Apple Food Mart® and Country Fair® brand names.

Our core market area encompasses our Warren County base and the eight contiguous counties in New York and Pennsylvania. By virtue of our long standing history in the market, significant retail outlet density and recognizable brand names, we believe we have been able to achieve a significant share of this market.

We are a regional refiner and marketer located primarily in Petroleum Administration for Defense Districts I (“PADD I”). PADD I is a region with high demand for petroleum products and relatively few competitors. According to the Energy Information Administration (“EIA”), finished motor gasoline supplied in PADD I increased by only approximately 8.2% during the ten-year period ended October 2010. Refined petroleum production in PADD I is insufficient to satisfy demand for such products in the region, making PADD I a net importer of such products. As of December 2010, there were 10 refineries operating in PADD I with a combined crude processing capacity of 1.37 million barrels per day, with only one additional refinery expected to be restarted in the first half of 2011. By contrast, petroleum product consumption in PADD I through October during calendar year 2010 averaged 5.55 million bpd, representing approximately 29% of U.S. demand based on industry statistics reported by the EIA.

It is our view that the high construction costs and the stringent regulatory requirements inherent in petroleum refinery operations make it uneconomical for new competing refineries to be constructed in our primary market area. The nearest fuels refinery is over 160 miles from Warren, Pennsylvania and we believe that no significant production from such refinery is currently shipped into our primary market area. In addition, a number of refineries in PADD I were forced to shut down during the recent economic downturn. We believe this capacity rationalization should improve overall utilization by remaining refineries in PADD I, including us, and result in improved margins as demand improves.

For the fiscal year ended August 31, 2010, we had total net sales of $2.7 billion, of which approximately 53% were derived from gasoline sales, approximately 37% were from sales of other petroleum products and 10% were from sales of merchandise and other revenue. For the six month period ended February 28, 2011, we had total net sales of $1.3 billion of which approximately 57% were derived from gasoline sales, approximately 35%

were from sales of other petroleum products and 9% were from sales of merchandise and other revenue. Our capacity utilization rates have averaged over 90% over the last five fiscal years ended August 31, 2010.

Corporate Information

Our principal executive offices are located at 15 Bradley Street, Warren, Pennsylvania 16365 and our telephone number is (814) 723-1500. We maintain a Web site at www.urc.com. Our Web site and the information it contains are not a part of this prospectus.

The Exchange Offer

On March 8, 2011, we privately sold and issued $365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, or old notes, to which the exchange offer applies, to initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes were unconditionally guaranteed, jointly and severally, on an unsecured basis, by the subsidiary guarantors. In connection with the initial purchasers’ purchase of the old notes, we and the subsidiary guarantors agreed to commence the exchange offer following the initial offering of the old notes pursuant to the terms of a registration rights agreement entered into concurrently with the issuance of the old notes. The old notes were issued under an indenture, dated as of March 8, 2011, among the issuer, the subsidiary guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent (the “Collateral Agent”). The following is a summary of the exchange offer.

The Exchange Offer:	We are offering new 10.500% First Priority Senior Secured Notes due 2018, unconditionally guaranteed by the subsidiary guarantors, jointly and severally, on an unsecured basis, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes and old guarantees.

To exchange your old notes, you must properly tender them, and we must accept your tender. We will exchange all old notes that you validly tender and do not validly withdraw. We will issue registered new notes promptly after the expiration of the exchange offer.

Expiration Date:	The exchange offer will expire at 5:00 p.m., New York City time, on June 23, 2011, unless we extend it.

Conditions to the Exchange Offer:	If the Exchange Offer would not be permitted by applicable law or SEC policy, we will not be required to consummate the Exchange Offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes:	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering Old Notes—Book-Entry Transfer.”

Procedures for tendering old notes held in the form of book-entry interests:	The old notes were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the outstanding old notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee.

You may tender your outstanding old notes by instructing your broker or bank where you hold the old notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your old notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding old notes must be tendered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding old notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Special Procedures for Tenders by Beneficial Owners of Old Notes:	If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in this exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Guaranteed Delivery Procedures:	If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for Cede & Co., and you wish to tender those old notes but

•	the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

•	you cannot complete the procedure for book-entry transfer on time,

you may tender your old notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery.”

Withdrawal; Non-Acceptance:	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on June 23, 2011. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

Resale of New Notes:	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the new notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

•	you are not our affiliate as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution and Selling Restrictions.”

Consequences of Not Exchanging Old Notes:	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. Following this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of the old notes.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Old Notes” and “Description of The New Notes.”

Certain United States Federal Tax Considerations:	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences.”

Use of Proceeds:	We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the old notes.

Exchange Agent:	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged. Both the old notes and the new notes are governed by the same indenture.

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section in this prospectus entitled “Description of the Notes.”

Certain capitalized terms used below are defined under the caption “Description of the Notes—Certain Definitions” appearing on page 67 of this prospectus and in other sections under “Description of the Notes” beginning on page 43 of this prospectus.

Issuer:	United Refining Company.

The Notes:	$365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018.

Maturity Date:	February 28, 2018.

Subsidiary Guarantees:	All of our existing direct and indirect subsidiaries will unconditionally guarantee all notes issued under the indenture on an unsecured basis.

Interest:	The new notes will accrue interest from March 8, 2011 at a rate of 10.500% per year. Interest will be payable in cash on February 28 and August 31 of each year, beginning on August 31, 2011.

Ranking:	The new notes will be our first priority senior secured obligations and will rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the notes and rank equally in right of payment with all of our unsubordinated indebtedness and effectively senior to all our unsecured debt to the extent of the value of the collateral but effectively junior with respect to obligations secured by liens on assets that do not constitute collateral to the extent of the value of such assets subject to such liens. The guarantees of the new notes by the subsidiary guarantors will be unsecured and will rank equally to all other unsecured and unsubordinated indebtedness of the guarantors.

After giving effect to the offering of the notes and the application of the proceeds therefrom, at February 28, 2011, we had approximately $64.4 million of secured indebtedness outstanding and $65.6 million of undrawn borrowing capacity under our old revolving credit facility with PNC Bank, N.A., as Agent Bank (‘the “Old Revolving Credit Facility”). The obligations in respect of the Old Revolving Credit Facility were secured by a first priority lien on the RCF Collateral (as defined in “Description of the Notes”), which collateral will continue to secure our new revolving credit facility with PNC Bank, National Association, as Administrative Agent (the “New Revolving Credit Facility”).

Collateral:	The new notes (including any additional notes) and certain of our hedge obligations will be secured (subject to certain exceptions and permitted liens) by a mortgage lien on and a security interest in the assets comprising our refinery located in Warren, Pennsylvania and a pledge of the capital stock of our pipeline subsidiary (the “Notes Collateral”). The Notes Collateral represents only a portion of our total assets.

The indenture permits us, under certain circumstances, to grant additional liens on the collateral and to obtain releases of the Notes Collateral in certain circumstances.

Holders of the new notes will not be entitled to receive any proceeds from any realization on the RCF Collateral or any other collateral that may be pledged to secure our indebtedness under our Revolving Credit Facility and would only have an unsecured claim against such assets in the event of a bankruptcy.

Intercreditor Agreement:	The Collateral Agent under the indenture governing the new notes and the administrative agent under the Revolving Credit Facility (the “RCF Agent”) entered into an intercreditor agreement (the “Intercreditor Agreement”) to, among other things, acknowledge that RCF Collateral may be stored in or transported to or from the refinery and in the pipeline, to provide for access by the RCF Agent to the refinery and pipeline, to consent to the RCF Agent’s lien on such RCF Collateral and to agree that the RCF Collateral will not constitute proceeds of the Notes Collateral and to release all right, title and interest that the Collateral Agent may have in the RCF Collateral. See “Description of the Notes.”

Optional Redemption:	At any time prior to February 28, 2015, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the accrued and unpaid interest to the date of redemption plus a “make-whole” premium as described under “Description of the Notes—Optional Redemption of the Notes.”

At any time on or after February 28, 2015, we may redeem the new notes, in whole or in part, at the redemption prices listed in “Description of the Notes—Optional Redemption of the Notes.” The redemption price will decline each year after 2015 and will be 100% of their principal amount, plus accrued interest, beginning on February 28, 2017.

In addition, at any time on or prior to February 28, 2014, we may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of one or more equity offerings at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of the new notes remains outstanding. The new notes are not otherwise redeemable at our option.

Change of Control:	Upon a change of control (as defined under “Description of the Notes”), we will be required to make an offer to purchase the new notes. The purchase price will equal 101% of the principal amount of the new notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the new notes). See “Risk Factors—Risks Relating to the Notes—Our ability to repurchase the notes upon a change of control may be limited.”

Excess Cash Flow Offer:	Subject to certain conditions and limitations, if our Excess Cash (as defined under “Description of the Notes”) exceeds $10.0 million as of any February 28th (or in the case of a leap year, February 29th) beginning with February 29, 2012, we will be required within 120 days of such date to make an offer to purchase notes in an amount equal to the Excess Cash Flow Offer Amount (as defined herein) for the applicable period, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants:	The terms of the notes restrict, subject to certain qualifications and exceptions, our ability and the ability of certain of our subsidiaries (as described in “Description of the Notes”) to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with stockholders or affiliates; or

•	effect a consolidation or merger.

No Public Market:	We do not intend to apply for listing or quotation of the new notes on any securities exchange or market.

Risk Factors:	You should carefully consider all of the information included and incorporated by reference into this prospectus and, in particular, you should evaluate the specific risk factors under “Risk Factors” before deciding to participate in this exchange offer.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

The following table sets forth certain historical financial and operating data (i) as of August 31, 2010, 2009, 2008, 2007 and 2006 (ii) as of February 28, 2011 and 2010 and for the six months ended February 28, 2011 and 2010 and for (iii) the last twelve months ended February 28, 2011. The summary income statement, balance sheet, financial and ratio data as of and for each of the five years in the period ended August 31, 2010 has been derived from our audited consolidated financial statements. Such information, as of and for the six months ended February 28, 2011 and 2010, has been derived from our unaudited consolidated financial statements which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and our results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The operating information for all periods presented has been derived from our accounting and financial records. The summary financial and operating data set forth below should be read in conjunction with, and are qualified by reference to, “Selected Financial Data” and the financial statements and related notes, included in and incorporated by reference, respectively, in this prospectus, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2011 which reports are incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation by Reference.”

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Income Statement Data:
Net sales	$2,437,052	$2,405,063	$3,208,012	$2,387,171	$2,654,401	$1,215,674	$1,311,426	$2,750,153
Costs of goods sold (exclusive of depreciation and amortization)	2,160,685	2,083,019	3,092,881	2,127,910	2,559,873	1,187,962	1,220,678	2,592,589
Selling, general and administrative expenses	129,522	136,474	145,770	144,943	150,825	74,443	72,605	148,987
Depreciation and amortization	16,248	17,176	21,956	22,850	21,794	10,968	10,987	21,813

Operating income (loss)	130,597	168,394	(52,595)	91,468	(78,091)	(57,699)	7,156	(13,236)
Income (loss) before income tax expense (benefit)	108,463	145,386	(85,390)	64,262	(114,780)	(75,690)	(12,044)	(51,134)
Income tax expense (benefit) attributable to United Refining Company’s Stockholder	44,449	59,680	(35,485)	26,235	(38,646)	(31,035)	(4,309)	(11,920)
Less net income (loss) attributable to non controlling interest	—	—	—	—	—	—	93	93
Net income (loss) attributable to United Refining Company’s Stockholder	$64,014	$85,706	$(49,905)	$38,027	$(76,134)	$(44,655)	$(7,828)	$(39,307)

Balance Sheet Data (at end of period):
Total assets	$516,771	$731,566	$601,793	$670,854	$637,103	$676,586	$618,503	$618,503
Total debt	$228,014	$358,952	$367,291	$331,576	$413,053	$429,072	$404,378	$404,378
Total stockholder’s equity	$91,853	$142,910	$58,058	$70,814	$26,237	$27,932	$33,769	$33,769

Selected Financial Data:
EBITDA(1)	$150,339	$191,703	$(25,516)	$124,233	$(56,659)	$(46,964)	$17,153	$7,458
Capital expenditures	$21,719	$43,590	$42,143	$23,970	$26,471	$13,026	$18,183	$31,628
Ratio of earnings to fixed charges	4.7	5.4	—	2.6	—	—	—	—

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Operating Information:
Refining Operations:
Crude oil input (thousand bbls/day)	65.8	61.7	59.6	61.9	58.3	56.5	48.2	54.1
Utilization	94.0%	96.2%	85.2%	88.4%	83.2%	86.9%	74.1%	77.3%
Total saleable refinery production (thousand bbls/day)	67.5	63.5	60.8	62.0	58.5	56.7	50.2	55.8
Gasoline (thousand bbls/day)	28.5	28.0	24.6	25.7	25.0	24.9	21.8	23.3
Middle distillates (thousand bbls/day)	18.1	14.9	14.9	14.8	13.6	12.4	13.0	13.6
Asphalt (thousand bbls/day)	18.4	18.1	17.9	18.6	17.0	17.0	11.7	14.5
Total saleable products (thousand bbls/day) (production & purchases)	73.2	71.4	69.8	70.0	66.9	65.3	57.3	63.8
Refining operating expenses (per bbl)(2)	$5.41	$4.99	$5.97	$4.82	$4.55	$4.80	$4.94	$4.60

Retail Network:
Number of stores (at period end)(3)	310	308	306	304	304	304	304	304
Gasoline volume (thousand gal)	297,608	314,751	323,498	341,093	343,323	167,307	167,489	343,505
Gasoline gross profit (cents/gal)	16.24	18.60	17.48	24.10	17.69	16.24	12.10	15.67
Average gasoline volume per store (thousand gal/month)	82.1	87.4	90.5	96	96.7	94.2	94.3	96.7
Distillate volume (thousand gal)	53,510	56,667	56,786	49,750	50,508	24,119	26,013	52,402
Distillate gross profit (cents/gal)	11.76	14.44	17.58	33.38	23.68	20.90	17.34	21.82
Merchandise sales	$199,473	$208,966	$220,723	$239,127	$258,647	$120,875	$124,299	$262,071
Merchandise gross margin %	27.4%	27.1%	26.5%	25.8%	25.2%	25.2%	25.3%	25.3%
Merchandise profit	$54,572	$56,598	$58,404	$61,658	$65,275	$30,490	$31,498	$66,284
Average merchandise sales per store/per month	$53.62	$56.54	$60.11	$65.55	$70.90	$66.3	$68.1	$71.8

(1)	EBITDA represents net income (loss) attributable to United Refining Company’s stockholder, plus interest expense, taxes, depreciation and amortization attributable to United Refining Company’s stockholder. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) or as a measure of a company’s profitability or liquidity. We use this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. Our method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.
(2)	Refinery operating expenses include refinery fuel produced and consumed in refinery operations.
(3)	Excludes 62 stores operated under long-term management agreements.

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
EBITDA Reconciliation: (1)
Net income (loss)	$64,014	$85,706	$(49,905)	$38,027	$(76,134)	$(44,655)	$(7,828)	$(39,307)
Interest expense	24,645	28,178	36,934	36,006	35,177	17,183	17,792	35,786
Income tax expense (benefit)	44,449	59,680	(35,485)	26,235	(38,646)	(31,035)	(4,373)	(11,984)
Depreciation	13,190	14,419	15,717	16,311	16,738	8,440	8,831	17,129
Amortization	4,041	3,720	7,223	7,654	6,206	3,103	2,731	5,834

EBITDA	$150,339	$191,703	$(25,516)	$124,233	$(56,659)	$(46,964)	$17,153	$7,458

(1)	Represents amounts attributable to United Refining Company’s stockholder

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information contained in this prospectus before tendering their old notes in the exchange offer for new notes or acquiring new notes, although the risk factors (other than those dealing specifically with the new notes) are generally applicable to the old notes as well as the new notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In the following discussion of risk factors, when we refer to the term “note” or “notes,” we are referring to both the old notes and the new notes to be issued in the exchange offer.

Risks Relating to the Business

Our earnings are subject to volatility of crude oil prices and refining margins.

We are engaged primarily in the business of refining crude oil and selling refined petroleum products. Our earnings and cash flows from operations are dependent upon us realizing refining and marketing margins at least sufficient to cover our fixed and variable expenses. The cost of crude oil and the prices of refined products depend upon numerous factors beyond our control, such as the supply of and demand for crude oil, gasoline and other refined products, which are affected by, among other things, changes in domestic and foreign economies, political events, and instability or armed conflict in oil producing regions, production levels, weather, the availability of imports, the marketing of gasoline and other refined petroleum products by our competitors, the marketing of competitive fuels, the impact of energy conservation efforts, and the extent of domestic and foreign government regulation and taxation. A large, rapid increase in crude oil prices would adversely affect our operating margins if the increased cost of raw materials could not be passed on to our customers on a timely basis, and would adversely affect our sales volumes if consumption of refined products, particularly gasoline, were to decline as a result of such price increases. A sudden drop in crude oil prices would adversely affect our operating margins since wholesale prices typically decline promptly in response thereto, while we will be paying the higher crude oil prices until our crude supply at such higher prices is processed. The prices which we may obtain for our refined products are also affected by regional factors, such as local market conditions and the operations of competing refiners of petroleum products as well as seasonal factors influencing demand for such products. In addition, our refinery throughput and operating costs may vary due to scheduled and unscheduled maintenance shutdowns.

We are exposed to the risk of market price declines with respect to a substantial portion of our crude oil and refined product inventories. We do not manage the price risk related to all of our inventories of crude oil and refined products with a permanent hedging program; however, we do manage the risk exposure by managing inventory levels and by selectively applying hedging activities. The Company has no open futures positions of crude oil puts. In March 2011, the Company entered into 21 month futures contracts for heating oil crackspreads. The crackspread swaps expire sequentially beginning April 2011 through December 2012 and include approximately 165,000 barrels per month or approximately 37% of the Company’s annual projected diesel fuel production for fiscal 2011. We cannot assure you that this hedging activity will not adversely impact our results of operations.

Economic turmoil in our local market and/or a reduction in our ability to obtain capital may have an adverse impact on our business and profitability.

Our business and profitability are affected by the overall level of demand for our products, which in turn is affected by factors such as the levels of economic activity and business in our local market. In addition, reductions in the availability and increases in the cost of credit may adversely affect our ability to fund our operations. These factors may have an adverse impact on our business, financial condition, results of operations and cash flows.

An interruption in supply of crude oil may have a material adverse effect on our business.

We currently obtain substantially all of our crude oil supply through pipelines owned and operated by Enbridge Energy Partners (“Enbridge Pipeline”), and our owned and operated Kiantone Pipeline. While the Company does have the ability to shift its sources of supply over a 90 to 120 day period, any prolonged disruption to the operations of our refinery, the Enbridge Pipeline or the Kiantone Pipeline, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons, would have a material adverse effect on our business, results of operations or financial condition. In order to minimize the effects of any such incident, we maintain a full schedule of insurance coverage which includes, but is not limited to, property and business interruption insurance. The property insurance policy has a combined loss limit for a property loss and business interruption at our refinery of $500 million, with various sub-limit accounts for specialized risks. A deductible of $5 million applies to physical damage claims, with a 45-day wait period and a $5 million deductible for business interruption. We believe that our coverage limits are adequate. However, there can be no assurance that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur.

Disruption of our ability to obtain crude oil or merchandise for our convenience stores could adversely affect our operations.

A significant portion of our feedstock requirements is satisfied through supplies originating in Western Canada. We rely upon three suppliers to satisfy almost half of our daily crude oil supply. Only some of our supply is provided pursuant to supply contracts and although we have long-term relationships with our suppliers, there can be no assurance that they will continue to supply us, particularly in those cases where we do not have a supply contract in place. If one or more of our supply relationships or contracts were terminated, or if there was another significant disruption in the crude oil supply, like that we experienced following a rupture in the Enbridge Lakehead system on July 26, 2010, it is possible that we would be unable to find alternative sources of crude oil supply in a timely fashion. As a result of the disruption in the Enbridge Lakehead system, we were forced to reduce production in our crude processing unit during 2010, ultimately resulting in an adverse effect on our operations and financial condition. We may experience similar disruptions and/or unexpected termination of our supply relationships or contracts. If we are unable to obtain adequate crude oil volumes or are able to obtain such volumes only at unfavorable prices, our results of operations could be materially adversely affected, as a result of reduced sales volumes of refined products or reduced margins due to higher crude oil costs.

In addition, we rely on a single vendor, Tripifoods, Buffalo, New York, to satisfy 76% of our convenience merchandise supply requirements. Although we believe that alternative sources of merchandise supply at competitive prices are readily available, if our relationship with Tripifoods were terminated unexpectedly, it is possible that we would be unable to find an alternative source of merchandise supply in a timely manner. If we are unable to secure an alternative source of merchandise supply on favorable terms, our results of operations may be adversely affected as a result of reduced sales volumes of retail goods or reduced margins due to higher supply costs.

A significant interruption in our Warren, Pennsylvania refinery could adversely affect our business.

Our Warren, Pennsylvania refinery comprises our only refinery. As a result, our operations could be subject to significant interruption if our Warren, Pennsylvania refinery were to experience a major accident or mechanical failure, encounter work stoppages relating to organized labor issues, be damaged by severe weather or other natural or man-made disaster, such as an act of terrorism, or otherwise be forced to shut down. If our Warren, Pennsylvania refinery were to experience an interruption in operations, earnings from the refinery could be materially adversely affected (to the extent not recoverable through insurance) because of lost production and repair costs. In addition, because our Warren, Pennsylvania refinery is our only refinery, scheduled maintenance turnarounds can also adversely affect our results of operations.

We operate in a competitive environment.

Many of our competitors are fully integrated companies engaged on a national and/or international basis in many segments of the petroleum business, including exploration, production, transportation, refining and marketing, on scales much larger than ours. Large oil companies, because of the diversity and integration of their operations, larger capitalization and greater resources, may be better able to withstand volatile market conditions, compete on the basis of price, and more readily obtain crude oil in times of shortages.

We face strong competition in our market for the retail and wholesale sale of refined petroleum products, including gasoline and distillates. In addition, our retail gasoline convenience stores face competition from large, integrated oil companies, supermarkets and “big box” convenience store chains. Such competitors have in the past and may in the future engage in marketing practices that result in profit margin deterioration for us for periods of time, causing an adverse impact on us.

We are subject to stringent environmental regulations.

Our operations and properties are subject to increasingly stringent environmental laws and regulations, such as those governing the use, storage, handling, generation, treatment, transportation, emission, release, discharge and disposal of certain materials, substances and wastes, remediation of areas of contamination and the health and safety of employees. These laws may impose strict, and under certain circumstances, joint and several, liability for remediation costs and also can impose responsibility for natural resource damages. The nature of our operations and previous operations by others at certain of our facilities exposes us to the risk of claims or liability under those laws and regulations. There can be no assurance that material costs will not be incurred in connection with such claims or liabilities, including potential liabilities arising from discovery of currently unknown conditions. Failure to comply, including failure to obtain required permits, licenses or other approvals, can also result in significant fines and penalties, and potential interruption or termination of related operations. In addition, our operations and activities involving regulated substances can result in claims for personal injury or property damage.

The U.S. Environmental Protection Agency (“EPA”) has issued various regulations relating to greenhouse gas (“GHG”) matters, including an endangerment finding relating to GHG emissions, a GHG reporting rule and standards governing GHG emissions from certain stationary sources and from vehicles. As a result of these and other regulatory measures, the EPA began regulating GHG emissions from certain stationary sources on January 2, 2011. Compliance with GHG regulation, including any future laws or regulations, could result in a significant increase in our costs to conduct business.

Environmental laws and regulations have tended to become increasingly stringent, and the costs of compliance with these requirements can be expected to increase over time. We cannot predict the nature, scope or effect of future environmental legislation or regulatory requirements, or how existing or future laws or regulations will be administered or interpreted.

Our ability to pass on taxes to our customers may be limited.

Our operations and products will be subject to taxes imposed by federal, state and local governments, which taxes have generally increased over time. There can be no certainty of the effect that increases in these taxes, or the imposition of new taxes, could have on us, or whether such taxes could be passed on to our customers.

Nature of demand for asphalt is seasonal and depends on government funding.

In fiscal 2010, asphalt sales represented 17% of our total revenues. Over the same period, approximately 89% of our asphalt was produced for use in paving or repaving roads and highways. The level of paving activity is, in turn, dependent upon funding available from federal, state and local governments. Funding for paving has been affected in the past, and may be affected in the future, by budget difficulties at the federal, state or local levels. A decrease in demand for asphalt could cause us to sell asphalt at significantly lower prices or to curtail production of asphalt by processing more costly lower sulfur content crude oil which would adversely affect refining margins. In addition, paving activity in our marketing area generally ceases in the winter months. Therefore, much of our asphalt production during the winter must be stored until warmer weather arrives, resulting in delayed revenue recognition and inventory buildups each year. The inventory is subsequently sold at higher summer asphalt prices.

John A. Catsimatidis indirectly controls all of our outstanding voting stock.

Mr. Catsimatidis indirectly owns all of our outstanding voting stock. By virtue of such stock ownership, Mr. Catsimatidis has the power to control all matters submitted to our stockholders and to elect all of our directors. Mr. Catsimatidis’ interests as a stockholder may conflict with your interests as a noteholder. In addition, Mr. Catsimatidis is our Chairman and CEO. If Mr. Catsimatidis were to die or become incapacitated, it could have a material adverse affect on our business. Our future performance partially depends on the leadership and support of Mr. Catsimatidis.

Our pension plan is currently underfunded.

Substantially all of our employees are covered by three noncontributory defined benefit pension plans. As of August 31, 2010, as measured under ASC 715 (which is not the same as the measure used for purposes of calculating required contributions and potential liability to the Pension Benefit Guaranty Corporation, or PBGC), the aggregate accumulated benefit obligation under our pension plans was approximately $148.4 million and the value of the assets of the plans was approximately $54.5 million. In fiscal 2010, we contributed $4.1 million to the three plans, and we have made additional contributions to our pension plans of $2.2 million in fiscal year 2011. If the performance of the assets in our pension plans does not meet our expectations or if other actuarial assumptions are modified, our contributions for future years could be higher than we expect.

In June 2010, the Company announced changes to the healthcare and pension plans provided to salaried employees. Effective September 1, 2010, postretirement medical benefits for new hires and active salaried employees retiring after September 1, 2010 were eliminated. Additionally, effective January 1, 2011, deductibles and co-payments were added to the medical benefits plan for all active and retired employees. For salaried employees meeting certain age and service requirements, the Company will contribute a defined dollar amount towards the cost of retiree healthcare based upon the employee’s length of service. Similarly, effective September 1, 2010, benefits under the Company’s defined benefit pension plan were frozen for all salaried employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company has provided an enhanced contribution under its defined contribution 401(k) plan as well as a transition contribution for older employees.

Our pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the PBGC generally has the authority to terminate an underfunded pension plan if the possible long-run loss of the PBGC with respect to the plan may reasonably be expected to increase unreasonably if the plan is not terminated. In the event our pension plans are terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding. As of August 31, 2010, our pension benefits plan was underfunded by $42.8 million and our other post-retirement benefits plan was underfunded by $51.1 million.

Changes in credit profile could adversely affect our business.

Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security or letters of credit prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate our refinery at full capacity.

A substantial portion of our skilled workforce is represented by labor unions and covered by collective bargaining agreements.

Many of our skilled employees are represented under collective bargaining agreements with International Union of Operating Engineers Local No. 95, United Steel Workers of America Local No. 2122-A and General Teamsters Local Union No. 397 covering 252, 6, and 21 employees, respectively. The agreements expire on February 1, 2012, January 31, 2012 and July 31, 2011, respectively. We may not be able to renegotiate our collective bargaining agreements when they expire on satisfactory terms or at all. A failure to do so may increase our costs. In addition, our existing labor agreements may not prevent a strike or work stoppage at any of our facilities in the future, and any work stoppage could negatively affect our results of operations and financial condition. The last time we experienced a work stoppage due to a strike was in 1985.

Our petroleum business is seasonal.

Demand for petroleum products including gasoline and asphalt is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our results of operations for the first fiscal quarter are generally lower than for those for the second, third and fourth fiscal quarters. In addition to the overall seasonality of our business, unseasonably cool weather in the summer months and/or unseasonably warm weather in the winter months in the markets in which we sell our petroleum products could have the effect of reducing demand for gasoline which could result in lower prices and reduce operating margins.

Risks Relating to the Notes

We have substantial indebtedness.

As of February 28, 2011, the issuer and Subsidiary Guarantors after giving pro forma effect to the offer and sale of the old notes and the application of the net proceeds therefrom, had approximately $428.4 million of total debt outstanding excluding the debt of URA and excluding the unamortized discount on the notes. In addition, we had $65.6 million of unused commitments under the Old Revolving Credit Facility. Subject to restrictions in the indenture governing the notes and the New Revolving Credit Facility, we may incur additional indebtedness. Our high level of indebtedness could have important consequences to you and significant effects on our business, including the following:

•	it may be more difficult for us to satisfy our financial obligations, including with respect to the notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired;

•

we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to use for operations and other purposes;

•	our ability to fund a change of control offer may be limited;

•	our ability to borrow additional funds may be limited;

•	our high level of indebtedness could place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	we may be restricted from making strategic acquisitions or exploiting other business opportunities; and

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

We expect to use cash flow from operations to pay our expenses and scheduled interest and principal payments due under our outstanding indebtedness, including the notes. Our ability to make these payments thus depends on our future performance, which is affected by financial, business, economic and other factors, many of which we cannot control. The recent recession and credit crisis and related turmoil in the global financial system has had and may continue to have an adverse effect on our business, financial condition, results of operations and cash flows. Consequently, our business may not generate sufficient cash flow from operations in the future and our anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay or pay interest on our indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then-existing debt (including the notes), sell assets, delay capital expenditures, borrow more money or seek additional equity capital. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes and the New Revolving Credit Facility, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could significantly adversely affect the value of the notes and our ability to pay the amounts due under the notes. In addition, if we default in the payment of amounts due on the notes (or our other outstanding indebtedness), it would give rise to an event of default under the indenture governing the notes and possible acceleration of amounts due under the Revolving Credit Facility and any of our other outstanding indebtedness. In the event of any acceleration, there can be no assurance that we will have enough cash to repay our outstanding indebtedness, including the notes and the Revolving Credit Facility.

We may be able to incur substantially more debt.

After giving pro forma effect to the offer and sale of the old notes and the application of the net proceeds therefrom, as of February 28, 2011, we had total borrowing availability of $65.6 million under the Old Revolving Credit Facility. We may also be able to incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture governing the notes and the New Revolving Credit Facility do not fully prohibit us from doing so. For instance, the indenture allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors and will share in the Notes Collateral that secure the new notes. See “Description of the Notes—Additional Notes.” Certain of our hedge obligations also share in the Notes Collateral. See “Description of the Notes—Security—Collateral Documents.” If we incur any additional obligations secured by liens that rank equally with the new notes, the holders of those obligations will be entitled to share ratably with holders of the new notes in any proceeds we distribute in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the issuer. This may have the effect of reducing the amount of proceeds paid to holders of the new notes in connection with such a distribution. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Certain Indebtedness.”

Our indebtedness contains various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The New Revolving Credit Facility and the indenture governing the notes impose, and future debt agreements may impose, significant operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

•	incur additional indebtedness;

•	repay indebtedness (including the notes) prior to stated maturities;

•	make acquisitions or investments;

•	create or incur liens;

•	transfer or sell certain assets or merge or consolidate with or into other companies;

•	enter into certain transactions with affiliates; and

•	otherwise conduct certain corporate activities.

In addition, the New Revolving Credit Facility requires us under certain circumstances to maintain compliance with a net worth covenant.

These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities which may be in our interest. A breach of any of these restrictions could result in a default in respect of the related indebtedness as well as other agreements containing cross-default provisions. If a default occurs under our other indebtedness (including the New Revolving Credit Facility), the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing such indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the indenture governing the notes. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by our indebtedness on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our other indebtedness, including a default under our New Revolving Credit Facility, that is not cured or waived in accordance with the terms thereof, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our New Revolving Credit Facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could, in certain circumstances, elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our New Revolving Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our New Revolving Credit Facility or our other indebtedness there can be no assurance that we may be able to obtain a waiver from the parties required under the New Revolving Credit Facility or such other indebtedness, as applicable. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The collateral securing the notes is limited.

The notes are secured by a pledge of the stock of our pipeline subsidiary and, subject to certain exceptions, by a mortgage lien on and a security interest in the assets comprising the refinery. This collateral represents only a portion of our total assets. Upon a foreclosure of such liens, the Collateral Agent will not have available to it any of our other assets and interests, including certain assets in the refinery, such as working capital, intellectual property and contract rights, that we use to operate our business. Substantially all of these excluded assets have been pledged to secure our and our subsidiaries’ obligations with respect to the New Revolving Credit Facility and under certain hedge agreements. Releases of collateral from the liens securing the notes is permitted under some circumstances. See “Description of the Notes—Security.”

The guarantees by the subsidiary guarantors of the notes are not secured.

No appraisals have been performed; the collateral may be insufficient to pay all of the notes.

No appraisals of any assets pledged as collateral for the notes have been prepared. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the aggregate principal amount of the debt secured thereby. In addition, the estimated net book value of the collateral is substantially less than the aggregate principal amount of the debt secured thereby.

The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. Moreover, the discovery of existing conditions, or future developments, at or relating to the collateral, including with respect to environmental or hazardous waste matters, may reduce or eliminate the value of the assets securing the notes. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. Also, we cannot assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration. There can also be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Furthermore, the collateral is not inclusive of all assets that are necessary to operate our refinery, and some of these excluded assets (including without limitation, working capital, inventory, contract rights and intellectual property) secure our indebtedness under our New Revolving Credit Facility. In addition, our pipelines, certain storage terminals and certain other assets required to operate our refinery are also not included in the collateral and some or all of such assets may in the future be pledged to secure our indebtedness under our New Revolving Credit Facility and under certain hedge agreements. Accordingly, any sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value. If the proceeds of any sale or liquidation of collateral are not sufficient to repay all amounts due on the notes and certain hedge obligations, the holders of the notes (to the extent not repaid from the proceeds of the sale or liquidation of the collateral) would have only an unsecured claim against our remaining assets and in the context of a bankruptcy case by or against us, the holders of the notes may not be entitled to receive interest payments or fees, costs or charges due under the notes, and may be required to repay any such amounts already received by such holder. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale or liquidation of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. The indenture governing the notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.

Subject to the covenants and conditions contained in the indenture (including those described under “Description of the Notes—Certain Covenants—Limitations on Additional Indebtedness” and “Description of the Notes—Certain Covenants—Limitations on Liens”), we are permitted to issue additional notes and enter into hedge obligations secured by a lien that ranks equally with the notes. The mortgage on the refinery securing the notes and the other secured obligations is an “open-end” mortgage under Pennsylvania law and thus secures future advances and obligations as well as the notes, but only up to a stated maximum principal amount of $450 million. See the sections entitled “Description of the Notes—Additional Notes” and “Description of the Notes—Security—Collateral Documents.” Any such additional obligations may limit the recovery from the realization of the value of such collateral available to satisfy the holders of the notes. In addition, to the extent that the notes, any obligations in respect of hedging arrangements and any other obligations secured by the mortgage exceed such amount, the principal amount of such obligations in excess of such capped amount is not secured by the mortgage. See “Description of the Notes––Security.” Releases of collateral from the liens securing the notes is permitted under some circumstances.

The imposition or retention of certain permitted liens will cause the assets on which such liens are imposed to be unavailable as collateral to secure the notes.

A substantial portion of our assets that does not constitute collateral for the notes has been pledged or may in the future be pledged to secure our and our subsidiaries’ obligations with respect to the New Revolving Credit Facility. In addition, the indenture permits liens in favor of certain third parties to secure existing or additional debt, including, among other things, certain purchase money indebtedness and capital lease obligations, and any assets subject to such liens may be unavailable as collateral to secure the notes. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of the Notes—Certain Covenants— Limitations on Additional Indebtedness.” See “Description of the Notes—Security.” If an event of default occurs and the notes are accelerated, the notes rank equally with other unsubordinated and unsecured indebtedness with respect to such excluded property but are effectively junior with respect to any obligations secured by liens on such excluded assets to the extent of the value of such excluded assets subject to such liens.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to certain exceptions, defects, encumbrances, liens and other imperfections permitted by the Indenture, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the Collateral Agent to realize or foreclose on such collateral.

Even if the Collateral Agent assumes the right to operate the refinery, there may be practical problems associated with the Collateral Agent’s ability to identify a qualified operator to operate and maintain the refinery. In addition, future regulatory developments or other inabilities to obtain or comply with required permits, licenses or approvals, may adversely affect the value of the collateral.

Our operations involve the use, storage, handling, discharge, disposal and distribution of certain materials, some of which may be hazardous. As described more fully in “Risk Factors—Risks Relating to Our Business—We are subject to stringent environmental regulations” and “Business—Environmental Considerations,” this has led, and can lead, to the presence of contamination on, or releases from, the collateral, which could reduce the value of any affected collateral. The so-called federal Superfund law, and many analogous state laws, contain certain lender liability protection provisions that could protect lenders from liability for contamination in the event of foreclosure, provided the foreclosing lender follows certain procedural steps and, after foreclosure, makes reasonable efforts to sell the foreclosed property. However, lenders could be liable for existing contamination after foreclosure in the event the lender liability protection procedures are determined not to have been applicable, are not properly followed or if the law providing such protection is modified or terminated.

In addition, our business requires compliance with numerous federal, state and local permits, licenses or other approvals. Continued operation of our properties that are the collateral for the notes will depend on our continued acquisition of, and compliance with, such requirements, and our business may be adversely affected if we fail to comply with these requirements or any changes in these requirements. In the event of foreclosure, the transfer of such permits, licenses or other approvals may be prohibited, may not be possible or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of any such permits, licenses or approvals. If the regulatory authorizations required for such transfers are not obtained or are delayed, the foreclosure may be delayed or a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.

The security interest of the Collateral Agent is subject to practical challenges generally associated with the realization of security interests in collateral. For example, additional filings and/or the consent of a third party may be required in connection with obtaining or enforcing a security interest in an asset. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the benefits of the security interests in the collateral or any recovery with respect to the sale of such collateral. We cannot assure you that these filings will be made or any such consent of any third parties will be given when required to create a lien or facilitate a foreclosure on such assets. As a result, the Collateral Agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired as a result, or the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect thereto.

Our ownership of the real property that constitutes collateral for the notes, and the absence of adverse encumbrances thereon, has not been independently assured by surveys.

Our ownership of the real property that constitutes collateral for the notes, and the absence of adverse encumbrances thereon, has not been independently assured by surveys. As a result, there is no independent assurance that, among other things, (i) the real property encumbered by a mortgage includes the property owned by us that was intended to be mortgaged, (ii) we actually possess the rights to the mortgaged real properties that we purport to own and that our title to such real property is not encumbered by other liens, and (iii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties.

State law may limit the ability of the Collateral Agent, on behalf of the holders of the notes, to foreclose on real property and improvements included in the collateral.

The notes are secured by, among other things, liens on real property and improvements located in Pennsylvania. The local law in Pennsylvania may limit the ability of the Collateral Agent to foreclose on the real property collateral located therein. State law governs the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

Any future note guarantees provided after the notes are issued could be avoided by a trustee in bankruptcy.

The indenture governing the notes provides that certain of our future subsidiaries will guarantee the notes on a senior unsecured basis. Any future note guarantee in favor of the Collateral Agent for the benefit of the noteholders might be avoidable by the guarantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future note guarantee was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the note guarantee is an “insider” under the United States bankruptcy code), and the granting of the future note guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the United States bankruptcy code, then such note guarantee could be avoided as a preferential transfer.

We in most cases have control over the collateral and the sale of particular assets by us could reduce the pool of assets securing the notes.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes, subject to compliance with the covenants contained in the indenture governing the notes. Such control by us may adversely impact the pool of assets available to noteholders.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released, without holders’ consent or the consent of the Trustee under the indenture governing the notes. The lien of the mortgage may also be subordinated to certain rights and interests.

Under various circumstances, all or a portion of the collateral securing the notes will be released, including, without limitation:

•

subject to the satisfaction of certain conditions, areas of land and other collateral securing the notes that do not in the case of land underlie the refinery improvements, and are not used in the operation of the refinery may be released in the future in order to facilitate the construction of a Coker plant or a hydrogen plant or in connection with incurring permitted purchase money indebtedness (including capital lease obligations and non-recourse purchase money indebtedness);

•	the issuer exercises its legal defeasance option or covenant defeasance option as described in “Description of the Notes—Satisfaction and Discharge of Indenture; Defeasance”;

•	in certain circumstances, a sale, transfer or other disposal of such collateral in a transaction permitted or not prohibited under the indenture governing the notes; and

•	with the consent of noteholders as required under the indenture governing the notes.

Any such release, or all such releases in the aggregate, may result in a substantial portion or all of the collateral securing the notes being released.

Under certain circumstances, we may also require the Collateral Agent to execute, deliver and record certain other non-disturbance and access agreements in connection with certain permitted secured debt.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture governing the notes.

The indenture governing the notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes. The creditors of the unrestricted subsidiary and its subsidiaries will have claims to the assets of the unrestricted subsidiary and its subsidiaries that are senior to any claims of the holders of notes.

The rights of holders of notes to the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral; the amount of title insurance may be inadequate.

Applicable law requires that for a security interest in certain tangible and intangible assets to be properly perfected and its priority established and maintained, certain actions must be undertaken by the secured party such as the recordation of the mortgage on the refinery in certain real property records. Due to circumstances beyond our control such as recording office backlog, the liens in all notes collateral may not be perfected with respect to the notes if we or the Collateral Agent have not taken the actions necessary to perfect any of those liens on or prior to the date of the indenture governing the notes, or the issuance of the notes. The inability or failure of us or the Collateral Agent to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of perfection or priority of the security interest for the benefit of the holders of notes to which they would have been entitled as a result of such perfection.

We were required to cause a mortgage to be granted to the Collateral Agent with respect to the refinery by closing and record it promptly thereafter. We were also required, within 90 days following the issue date of the notes or as soon as practicable thereafter using commercially reasonable efforts, to obtain a title insurance policy in the amount of $50 million insuring the mortgage on the refinery and terminals located at the refinery forming collateral for the notes, which we obtained. Any recovery under the title insurance policy, would be limited to the amount of the title policy even if the value of the real estate portion of the refinery is greater than such amount. If due to circumstances beyond our control, despite using commercially reasonable efforts, such title insurance policy is found to be invalid or otherwise unenforceable, thereafter, there will not be independent assurance from a title company (i) against a loss resulting from the entity represented by us to be the owner thereof not holding fee title interest in the refinery and such interest being encumbered by unpermitted liens, (ii) of the validity and first lien priority of the mortgage granted to the Collateral Agent for the benefit of the holders of the notes and (iii) that there are no liens other than those permitted by the indenture encumbering such collateral. See “Description of the Notes—Security.”

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the Collateral Agent for the notes to repossess and dispose of the collateral securing the notes upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the Collateral Agent has repossessed and disposed of the collateral. Under the U.S. bankruptcy code, a secured creditor, such as the Collateral Agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval, which may not be obtained. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the case and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral, the value of the collateral at the time of the bankruptcy petition, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “under-secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case. Additionally, the Collateral Agent’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

Moreover, in the event that we were to file for bankruptcy, the security interest securing the notes generally will not extend to any property or rights acquired by us after the date of such bankruptcy.

Under certain circumstances, a court could cancel the notes or the related guarantees and the security interests that secure the notes under fraudulent conveyance laws.

Our issuance of the notes and the related guarantees may be subject to review under federal or state fraudulent transfer and conveyance statutes and bankruptcy and insolvency statutes. If we become a debtor in a case under the U.S. bankruptcy code or encounter other financial difficulty, a court might avoid (that is, cancel) all or a portion of our obligations under the notes. The court might do so if it finds that when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration and (b) we either (1) were or were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes, without regard to the factors described in clauses (a) and (b) above, if it finds that we issued the notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of the subsidiary guarantors becomes a debtor in a case under the U.S. bankruptcy code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such subsidiary guarantor issued its guarantee (or in some jurisdictions, when payments become due under the guarantee), factors (a) and (b) above applied to such subsidiary guarantor, such subsidiary guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such subsidiary guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any subsidiary guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes, and require the return of any payment or the return of any realized value to us or the subsidiary guarantor, as the case may be, or to a fund for the benefit of our or the subsidiary guarantor’s creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent if the sum of its existing debts exceeds the fair value of all of its property, its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due, or it could not pay its debts as they become due. For this analysis, “debts” include contingent and unliquidated debts. We cannot be certain as to the standards a court would use to determine whether or not the issuer or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes or the guarantees would not be subordinated to any obligor’s other debts. If a court avoided our obligations under the notes and the obligations of all of the subsidiary guarantors under their guarantees, holders of the notes would cease to be our creditors or creditors of the subsidiary guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a subsidiary guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that subsidiary guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that subsidiary guarantor’s other debt.

The indenture governing the notes limits the liability of each subsidiary guarantor on its guarantee to the maximum amount that such subsidiary guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. One court has held that a “savings clause” (of the type described in the foregoing sentences) in connection with upstream guarantees was unenforceable as a matter of New York contract law, which would increase the risk of a subsidiary guarantee being deemed invalid.

The collateral is subject to casualty risks.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance and there are some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure any holder of notes that the insurance proceeds will compensate it fully for its losses. If there is a total or partial loss of any of the pledged assets, we cannot assure any holder of the notes that the proceeds received by it in respect thereof will be sufficient to satisfy all the secured obligations, including the notes. In the event of a total or partial loss to any of the pledged assets, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Our ability to repurchase the notes upon a change of control may be limited.

Upon the occurrence of specified change of control events, we are required to offer to repurchase all outstanding notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. The lenders under the New Revolving Credit Facility have the right to accelerate the indebtedness thereunder upon a change of control. Any of our future debt agreements may contain similar provisions. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or repayment of our other indebtedness. The terms of the New Revolving Credit Facility also limit our ability to purchase the notes until all debt under the New Revolving Credit Facility is paid in full. Any of our future debt agreements may contain similar restrictions. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture governing the notes which could, in turn, constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus not permit the holders of the notes to require us to repurchase the notes. See “Description of the Notes—Change of Control.”

The new notes may be issued with original issue discount for U.S. federal income tax purposes.

The new notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes if the stated principal amount of the old notes exceeded their issue price by more than a de minimis amount. In such event, holders subject to U.S. federal income tax will have to include the OID in gross income (as ordinary income) as it accrues (prior to the receipt of the cash attributable thereto), based on a constant yield method, regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes because the notes were issued with original issue discount.

If a bankruptcy petition were filed by or against us under the U.S. bankruptcy code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	the portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. bankruptcy code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under those circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Related to the Exchange Offer

If you fail to follow the exchange offer procedures, your old notes will not be accepted for exchange.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

While the old notes are presently eligible for trading in the PORTAL® Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. We do not know if an active public market for the new notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry.

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See “The Exchange Offer—Purpose of the Exchange Offer.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any change in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The net proceeds of approximately $343 million from the offering of the old notes were used for the repurchase or redeem our 10 1/2% Senior Notes due 2012.

CAPITALIZATION

The following is a summary of our consolidated debt and total capitalization as of February 28, 2011. You should read this summary in conjunction with “Selected Financial Data” and our consolidated financial statements, including the accompanying notes, incorporated by reference in this prospectus.

	(Unaudited) As of February 28, 2011
	Actual	Pro Forma(1)
	(dollars in thousands)
Cash and cash equivalents (2)	$24,587	$43,935

Total debt:
Old Revolving Credit Facility (3)	$75,300	$75,300
10 1/2% Senior Notes	323,960	—
Notes offered hereby	—	365,000
Unamortized premium on the 10 1/2% Senior Notes	1,153	—
Unamortized discount on the notes offered hereby	—	(12,980)
Other debt	3,965	3,965

Total debt including current maturities	$404,378	$431,285
Stockholder’s equity (2)(4)	33,769	33,029

Total capitalization	$438,147	$464,314

(1)	Pro forma amounts based on use of proceeds from the offer and sale of the old notes.
(2)	The $15 million cash equity contribution in URA (as defined below) by our Parent (as defined below) is reflected in our consolidated cash and cash equivalents and stockholder’s equity. In addition, borrowings by URA pursuant to its loan agreement with Bank of America, N.A. entered into in connection with the Asphalt Agreements (as defined below) will be classified as indebtedness on our consolidated balance sheet. For a further description of the Asphalt Agreements, see “Description of Certain Indebtedness” below.
(3)	The maximum borrowing allowed under our Old Revolving Credit Facility was $130,000,000. As of May 18, 2011, we had borrowings of $62 million under our New Revolving Credit Facility. For a further description of the secured New Revolving Credit Facility, see “Description of Certain Indebtedness.”
(4)

Stockholder’s equity has been adjusted to reflect the write-off of unamortized premium on the 10 1/2% Senior Notes due 2012 of $1,153,000, recognition of redemption premium of $915,000 and write-off of unamortized debt issuance costs of $1,472,000, net of tax benefits of $494,000.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of old notes with an opportunity to acquire new notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the new notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

The old notes were originally issued and sold on March 8, 2011, to the initial purchasers, pursuant to the purchase agreement dated February 25, 2011. The old notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the old notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The old notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), (v) in accordance with another exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the old notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the new notes for the old notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will:

•	file with the SEC an exchange offer registration statement relating to the new notes on or prior to July 21, 2011;

•	use our best efforts to have the registration statement declared effective by the SEC on or prior to November 15, 2011; and

•

use our best efforts to consummate an exchange offer, in which new notes will be issued in exchange for old notes, within 45 business days, or longer if required by federal securities laws, after the registration statement is declared effective.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the new notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the new notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to third parties.

Under some circumstances, we may be required to file and use our reasonable best efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If we and the subsidiary guarantors fail to meet specified deadlines under the registration rights agreement, then we and, to the extent of their guarantees of the notes, the subsidiary guarantors, will be obligated to pay liquidated damages to holders of the old notes. See “Description of the Notes—Registration Rights; Liquidated Damages.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all old notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We and the subsidiary guarantors are offering to exchange an aggregate principal amount of up to $365,000,000 of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. Holders may tender some or all of their old notes pursuant to the exchange offer.

The terms of the new notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the old notes for which they may be exchanged pursuant to this exchange offer, except that the new notes:

•	will be freely transferable by holders thereof; and

•	will be issued free of any covenant regarding registration.

The new notes will represent the same debt as the old notes and will be governed by the same indenture, which is governed by New York law. For a complete description of the terms of the new notes, see “Description of the Notes.” We will not receive any cash proceeds from the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the requirements of the Securities Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted old notes will be promptly returned, without expense, to the tendering holder.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

Deemed Representations

To participate in the exchange offer, we require that you represent to us, among other things, that:

•	you are acquiring new notes in exchange for your old notes in the ordinary course of business;

•

you are not engaging in and do not intend to engage in (nor have you entered into any arrangement or understanding with any person to participate in) a distribution of the new notes within the meaning of the federal securities laws;

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act;

•	you are not a broker-dealer tendering old notes directly acquired from us for your own account;

•

if you are a broker-dealer that you receive new notes for your own account in exchange for old notes; the old notes to be exchanged for new notes were acquired by you as a result of market-making or other trading activities; you have not entered into any arrangement or understanding with the issuer or an affiliate of the issuer to distribute the new notes; and you are not acting on behalf of any person or entity that could not truthfully make those representations.

Broker-dealers who cannot make the representations above cannot use this exchange offer prospectus in connection with resales of the new notes issued in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes, who is an affiliate of ours or who is a broker or dealer who acquired old notes directly from us:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus.

Please read the section captioned “Plan of Distribution and Selling Restrictions” for more details regarding these procedures for the transfer of new notes.

As of the date of this prospectus, $365,000,000 aggregate principal amount of old notes is outstanding, a substantial majority of which is registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The issuer and the subsidiary guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this section of the prospectus entitled, “The Exchange Offer,” the term “expiration date” means 5:00 p.m., New York City time, on June 23, 2011. If, however, we and the subsidiary guarantors, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is so extended. Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See “—Consequences of Failure to Exchange Old Notes” for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

None of the issuer and the subsidiary guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

The issuer and the subsidiary guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•

to delay the acceptance of any old notes or to terminate the exchange offer and not accept any old notes for exchange if the issuer and the subsidiary guarantors determine that any of the conditions to the exchange offer described below under “—Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we and the subsidiary guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period. For the purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Procedures for Tendering Old Notes

Valid Tender

When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer and the subsidiary guarantors, on the one hand, and the tendering holder, on the other hand, shall be created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under “—Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “—Exchange Agent”; or

•

if old notes are tendered in accordance with the book-entry procedures described below under “—Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “—Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer and the subsidiary guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes being tendered; or

•

the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery.”

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal or old notes to the issuer or any subsidiary guarantor.

The issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer and the subsidiary guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the issuer and the subsidiary guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•

the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the old notes may be tendered if:

•	the tender is made by or through an eligible institution;

•

the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•	stating that the tender is being made;

•	setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

The issuer and the subsidiary guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer and the subsidiary guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the subsidiary guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the subsidiary guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The issuer and the subsidiary guarantors reserve the absolute right, in their sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will, promptly after the expiration date, accept all old notes properly tendered and issue new notes registered under the Securities Act. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the issuer for receiving tenders of old notes, letters of transmittal and related documents.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from March 8, 2011. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the new notes and is not an “affiliate,” as defined under the Securities Act, of the issuer or any subsidiary guarantor. We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the issuer or any subsidiary guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering old notes, the holder of those old notes will represent to the issuer and the subsidiary guarantors that, among other things:

•	the holder is not an affiliate of the issuer or any subsidiary guarantor;

•	the holder is acquiring the new notes in its ordinary course of business;

•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of those old notes; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. See “The Exchange Offer—Procedures for Tendering Old Notes—Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “The Exchange Offer—Procedures for Tendering Old Notes.”

The issuer and the subsidiary guarantors will determine, in their sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. None of the issuer and the subsidiary guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

If the issuer and the subsidiary guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that the issuer and the subsidiary guarantors file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See “Description of the Notes—Registration Rights; Liquidated Damages.”

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:

For delivery by mail, hand or overnight:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mr. William Buckley

For delivery by facsimile (for eligible institutions only):

(212) 298-1915

Attention: Mr. William Buckley

For information or confirmation by telephone call:

(212) 815-5788

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

The registration rights agreement provides that the issuer and the subsidiary guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the tendering holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the issuer and the subsidiary guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See “Description of the Notes—Registration Rights; Liquidated Damages.” We do not currently anticipate that we will take any further action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED FINANCIAL DATA

The following table sets forth certain historical financial and operating data (i) as of August 31, 2006, 2007, 2008, 2009 and 2010 and for each of the years in the five-year period ended August 31, 2010, (ii) as of February 28, 2010 and 2011 and for the six months ended February 28, 2010 and 2011 and for (iii) the last twelve months ended February 28, 2011. The summary income statement, balance sheet, financial and ratio data as of and for each of the five years in the period ended August 31, 2010 has been derived from our audited consolidated financial statements. Such information, as of and for the six months ended February 28, 2010 and 2011, has been derived from our unaudited consolidated financial statements which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and our results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The operating information for all periods presented has been derived from our accounting and financial records. The selected financial and operating-data set forth below should be read in conjunction with, and are qualified by reference to the financial statements and related notes, incorporated by reference in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in each of our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, which reports are incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation by Reference.”

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Income Statement Data:
Net sales	$2,437,052	$2,405,063	$3,208,012	$2,387,171	$2,654,401	$1,215,674	$1,311,426	$2,750,153
Costs of goods sold (exclusive of depreciation and amortization)	2,160,685	2,083,019	3,092,881	2,127,910	2,559,873	1,187,962	1,220,678	2,592,589
Selling, general and administrative expenses	129,522	136,474	145,770	144,943	150,825	74,443	72,605	148,987
Depreciation and amortization	16,248	17,176	21,956	22,850	21,794	10,968	10,987	21,813

Operating income (loss)	130,597	168,394	(52,595)	91,468	(78,091)	(57,699)	7,156	(13,236)
Income (loss) before income tax expense (benefit)	108,463	145,386	(85,390)	64,262	(114,780)	(75,690)	(12,044)	(51,134)
Income tax expense (benefit) attributable to United Refining Company’s Stockholder	44,449	59,680	(35,485)	26,235	(38,646)	(31,035)	(4,309)	(11,920)
Less net income (loss) attributable to non controlling interest	—	—	—	—	—	—	93	93
Net income (loss) attributable to United Refining Company’s Stockholder	$64,014	$85,706	$(49,905)	$38,027	$(76,134)	$(44,655)	$(7,828)	$(39,307)

Balance Sheet Data (at end of period):
Total assets	$516,771	$731,566	$601,793	$670,854	$637,103	$676,586	$618,503	$618,503
Total debt	$228,014	$358,952	$367,291	$331,576	$413,053	$429,072	$404,378	$404,378
Total stockholder’s equity	$91,853	$142,910	$58,058	$70,814	$26,237	$27,932	$33,769	$33,769

Selected Financial Data:
EBITDA(1)	$150,339	$191,703	$(25,516)	$124,233	$(56,659)	$(46,964)	$17,153	$7,458
Capital expenditures	$21,719	$43,590	$42,143	$23,970	$26,471	$13,026	$18,183	$31,628
Ratio of earnings to fixed charges	4.7	5.4	—	2.6	—	—	—	—

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Operating Information:
Refining Operations:
Crude oil input (thousand bbls/day)	65.8	61.7	59.6	61.9	58.3	56.5	48.2	54.1
Utilization	94.0%	96.2%	85.2%	88.4%	83.2%	86.9%	74.1%	77.3%
Total saleable refinery production (thousand bbls/day)	67.5	63.5	60.8	62.0	58.5	56.7	50.2	55.8
Gasoline (thousand bbls/day)	28.5	28.0	24.6	25.7	25.0	24.9	21.8	23.3
Middle distillates (thousand bbls/day)	18.1	14.9	14.9	14.8	13.6	12.4	13.0	13.6
Asphalt (thousand bbls/day)	18.4	18.1	17.9	18.6	17.0	17.0	11.7	14.5
Total saleable products (thousand bbls/day) (production & purchases)	73.2	71.4	69.8	70.0	66.9	65.3	57.3	63.8
Refining operating expenses (per bbl)(2)	$5.41	$4.99	$5.97	$4.82	$4.55	$4.80	$4.94	$4.60

Retail Network:
Number of stores (at period end)(3)	310	308	306	304	304	304	304	304
Gasoline volume (thousand gal)	297,608	314,751	323,498	341,093	343,323	167,307	167,489	343,505
Gasoline gross profit (cents/gal)	16.24	18.60	17.48	24.10	17.69	16.24	12.10	15.67
Average gasoline volume per store (thousand gal/month)	82.1	87.4	90.5	96	96.7	94.2	94.3	96.7
Distillate volume (thousand gal)	53,510	56,667	56,786	49,750	50,508	24,119	26,013	52,402
Distillate gross profit (cents/gal)	11.76	14.44	17.58	33.38	23.68	20.90	17.34	21.82
Merchandise sales	$199,473	$208,966	$220,723	$239,127	$258,647	$120,875	$124,299	$262,071
Merchandise gross margin %	27.4%	27.1%	26.5%	25.8%	25.2%	25.2%	25.3%	25.3%
Merchandise profit	$54,572	$56,598	$58,404	$61,658	$65,275	$30,490	$31,498	$66,284
Average merchandise sales per store/per month	$53.62	$56.54	$60.11	$65.55	$70.90	$66.26	$68.14	$71.83

(1)	EBITDA represents net income (loss) attributable to United Refining Company’s stockholder, plus interest expense, taxes, depreciation and amortization attributable to United Refining Company’s stockholder. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) or as a measure of a company’s profitability or liquidity. We use this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. Our method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.
(2)	Refinery operating expenses include refinery fuel produced and consumed in refinery operations.
(3)	Excludes 62 stores operated under long-term management agreements.

	Year Ended August 31,					(unaudited) Six Months Ended February 28,		(unaudited) Last Twelve Months Ended February 28, 2011
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
EBITDA Reconciliation (1)
Net income (loss)	$64,014	$85,706	$(49,905)	$38,027	$(76,134)	$(44,655)	$(7,828)	$(39,307)
Interest expense	24,645	28,178	36,934	36,006	35,177	17,183	17,792	35,786
Income tax expense (benefit)	44,449	59,680	(35,485)	26,235	(38,646)	(31,035)	(4,373)	(11,984)
Depreciation	13,190	14,419	15,717	16,311	16,738	8,440	8,831	17,129
Amortization	4,041	3,720	7,223	7,654	6,206	3,103	2,731	5,834

EBITDA	$150,339	$191,703	$(25,516)	$124,233	$(56,659)	$(46,964)	$17,153	$7,458

(1)	Represents amounts attributable to United Refining Company’s stockholder.

DESCRIPTION OF CERTAIN INDEBTEDNESS

We have a new revolving credit facility (the “New Revolving Credit Facility”) with PNC Bank, National Association, as administrative agent (the “Administrative Agent”), which replaces our old $130.0 million revolving credit facility (the “Old Revolving Credit Facility”). The New Revolving Credit Facility is a $175.0 million facility, which expires on May 18, 2016. The New Revolving Credit Facility is secured primarily by certain cash accounts, accounts receivable and inventory. Until maturity, we may borrow on a borrowing base formula set forth in the facility. Under the New Revolving Credit Facility, interest is calculated as follows: (a) for base rate borrowings, at the greater of the Administrative Agent’s prime rate, federal funds open rate plus 0.5% or the daily LIBOR rate plus 1.0% plus the applicable margin of 1.25% to 1.75% and (b) for euro-rate borrowings, at the LIBOR rate plus an applicable margin of 2.75% to 3.25%. The applicable margin will vary depending on a formula calculating our average unused availability under the facility. Under the Old Revolving Credit Facility, interest was calculated as follows: (a) for base rate borrowings, at the great of the Administrative Agent’s prime rate, federal funds rate plus .5% or the daily LIBOR rate plus 1% and (b) for euro-rate borrowings, at the LIBOR rate plus an applicable margin of 1.75% to 2.25%. The applicable margin varies with our facility leverage ratio calculation.

We had outstanding letters of credit of $4,432,000 as of February 28, 2011.

On January 14, 2011, we entered into the Asphalt Agreements with United Refining Asphalt, Inc., a special purpose entity formed by United Refining, Inc. in connection with the Asphalt Agreements, under the terms of which, we may sell asphalt to URA during the winter months at such times and in such amounts as may be mutually agreed by the parties, and are required to provide storage and related services until such asphalt is resold and delivered to third parties during the summer months. URA has received financing for up to $30 million in purchases under the agreements, and was capitalized with $15 million in cash by our Parent.

As of February 28, 2011, the outstanding borrowings under the Old Revolving Credit Facility were $60.0 million and outstanding standby letters of credit were $4.4 million resulting in net availability of $65.6 million. Also as of February 28, 2011, URA had outstanding borrowings of $15.3 million under its $30 million credit facility.

DESCRIPTION OF THE NOTES

The old notes were, and the new notes will be, issued under an indenture, dated as of March 8, 2011 (the “Indenture”), among the issuer, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The terms of the new notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the old notes for which they may be exchanged pursuant to this exchange offer, except that the new notes:

•	will be freely transferable by holders thereof; and

•	will be issued free of any covenant regarding registration.

The notes will be governed by and entitled to the benefits of the Indenture, which is governed by New York law, will be senior secured obligations of the issuer and will be guaranteed on a senior unsecured basis by the Subsidiary Guarantors and will rank equally in right of payment with all existing and future unsubordinated indebtedness of the issuer and the Subsidiary Guarantors, effectively senior, in the case of the issuer, to all unsecured indebtedness of the issuer to the extent of the value of the Notes Collateral and, in the case of the issuer and the Subsidiary Guarantors, effectively subordinated to any obligations secured by Permitted Liens on assets of the issuer and the Subsidiary Guarantors that do not constitute Notes Collateral, to the extent of the value of such assets subject to such Permitted Liens. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material terms and provisions of the notes. This summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the notes and the Indenture (including the definitions contained therein). Certain capitalized terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. The Indenture has been included as Exhibit 4.2 to the Current Report on Form 8-K filed by the Company on March 22, 2011. See “Where You Can Find More Information” and “Incorporation by Reference.” Copies of the Indenture are available as described under “—Additional Information.”

General

The notes are senior secured obligations of the issuer initially limited to an aggregate principal amount of $365,000,000.

The notes bear interest at 10.500%, payable on February 28 and August 31 of each year, commencing on August 31, 2011, to holders of record at the close of business on February 14 or August 14, as the case may be, immediately preceding the relevant interest payment date. The notes mature on February 28, 2018 and were issued in registered form, without coupons. The notes are payable as to principal, premium, if any, and interest at our office or agency maintained for such purpose within the City and State of New York or, at our option, by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the holder. See “—Delivery and Form of Securities—Book-Entry, Delivery and Form.” Until otherwise designated by us, our office or agency in New York will be the office of the Trustee maintained for such purpose.

We issued notes in denominations of $2,000 and integral multiples of $1,000.

Additional Notes

The Indenture provides for the issuance by the issuer of notes with an unlimited principal amount, of which $365,000,000 of notes is currently outstanding. The issuer may issue additional notes (the “Additional Notes”) from time to time having the same terms and conditions as the notes in all respects, except for the issue date, the issue price and, in some cases, the initial interest payment date, provided that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. Any issuance of Additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.” The notes and any Additional Notes subsequently issued under the Indenture will vote together as a single class for purposes of the Indenture and collateral related matters.

Subsidiary Guarantees

The issuer’s payment obligations under the notes are jointly and severally guaranteed by the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its subsidiary guarantee is joint and several and full and unconditional, limited only so as not to constitute a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—Under certain circumstances, a court could cancel the notes or the related guarantees and the security interests that secure the notes under fraudulent conveyance laws.” The guarantees provided by the Subsidiary Guarantors are unsecured.

The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) immediately after giving effect to such transaction we could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

Ranking

The notes (including any Additional Notes) are senior secured obligations of the issuer and each Subsidiary Guarantee is a senior unsecured obligation of the applicable Subsidiary Guarantor. The notes and the subsidiary guarantees rank equally in right of payment with all existing and future unsubordinated indebtedness of the issuer and the Subsidiary Guarantors, effectively senior, in the case of the issuer, to all unsecured indebtedness of the issuer to the extent of the value of the Notes Collateral and, in the case of the issuer and the Subsidiary Guarantors, effectively subordinate to any obligations (including obligations in respect of the New Revolving Credit Facility) secured by Permitted Liens on assets of the issuer and the Subsidiary Guarantors that do not constitute Notes Collateral, to the extent of the value of such assets subject to such Permitted Liens. The notes (including any Additional Notes) have the benefit of a first priority security interest in the Notes Collateral, subject to Permitted Liens and other exceptions specified in the applicable Collateral Documents, equally and ratably with Hedging Obligations of the issuer.

At February 28, 2011, after giving pro forma effect to the offer and sale of the old notes and the application of the net proceeds therefrom:

(1) The issuer and the Subsidiary Guarantors, excluding the debt of URA and excluding the unamortized discount on the notes, had approximately $428.4 million of Indebtedness outstanding, including $365 million of secured indebtedness represented by the notes and $60.0 million of secured indebtedness under the Old Revolving Credit Facility and $3.9 million of other debt.

(2) The issuer had standby letters of credit of $4.4 million and outstanding borrowings in the amount of $60.0 million, resulting in net availability of $65.6 million.

Subject to certain limitations, the issuer and its Subsidiaries (including the Subsidiary Guarantors) may incur additional Indebtedness in the future. See “—Certain Covenants—Limitations on Additional Indebtedness.”

Security

Collateral Documents

The following is a summary of the material terms and provisions of the Collateral Documents. This summary does not purport to be a complete description of the Collateral Documents and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Collateral Documents.

Pursuant to one or more Collateral Documents entered into by the issuer in favor of the Collateral Agent for the benefit of itself, the Trustee, the Specified Counterparties and the holders of the notes (collectively, the “Notes Secured Parties”), the notes (including any Additional Notes), Specified Hedging Obligations and all other Secured Obligations of the issuer are secured by a Lien on the following assets of the issuer (i) all owned real property, fixtures and equipment comprising the Refinery, including all buildings, terminals, storage tanks, refining and other facilities, pipelines, pipeline rights, loading racks, rail spurs and loading facilities now owned or hereafter acquired by the issuer which are now or hereafter affixed to or situated on the Refinery Property and used in the operation or necessary to operate the Refinery; (ii) the capital stock of Kiantone Pipeline Corporation; and (iii) all supporting obligations and books and records and proceeds relating to any of the foregoing (collectively, the “Notes Collateral”); provided, that, the Notes Collateral does not include any other assets or property, including, without limitation:

(1) any assets required to be pledged to the secured parties under the Amended and Restated Security Agreement dated July 12, 2002 (the “RCF Security Agreement”) among the issuer, the Subsidiary Guarantors and PNC Bank, National Association, as agent, pursuant to the terms thereof as in effect as of the date hereof and without giving effect to any amendments thereto (“RCF Collateral”);

(2) any real property interests of the issuer in convenience stores, gasoline stations or other stores owned, leased or otherwise held by the issuer;

(3) the Pipeline and the New Pipeline;

(4) any other improvements, fixtures, pipeline, buildings, terminals, storage tanks, refining and other facilities, loading racks, rail spurs and loading facilities that are not necessary to operate the Refinery or are not located at the Refinery;

(5) all equipment not located on, at or about the Refinery Property, except that any such equipment used or useful in the operation of the Refinery which shall have been removed from the Refinery Property, either temporarily or permanently, for any reason, shall remain Notes Collateral;

(6) property and assets owned by the issuer that are the subject of Permitted Liens described in clauses (vii), (viii) and (xiv) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits such property or asset from being Notes Collateral;

(7) Mineral Assets; and

(8) proceeds and products from any of the foregoing assets described in clauses (1)-(7) above (collectively, the “Excluded Assets”).

The Excluded Assets pledged to the secured parties described in clause (1) of the proviso above include accounts receivable, general intangibles (including contract rights and intellectual property), payment intangibles, deposit accounts, chattel paper, documents, instruments, investment property (excluding stock), letters of credit, letter of credit rights, advices of credit, money, commercial tort claims and inventory and books and records and proceeds with respect to the foregoing, in each case of the issuer and the Subsidiary Guarantors.

Each Collateral Document also provides that if the issuer incurs any Hedging Obligations (whether as a primary or secondary obligor thereof), such obligations may be equally and ratably secured by all or any portion of the Notes Collateral pursuant to the provisions of such Collateral Document and the Indenture so long as the counterparty to such Hedging Obligations (each such counterparty, a “Specified Counterparty”, and each such Hedging Obligation, a “Specified Hedge Agreement”) takes certain actions set forth in the Indenture; provided, that such Specified Counterparty shall have no rights (other than the right to receive its pro rata share of any Notes Collateral) under any Collateral Document, including rights with respect to (1) consenting to any amendments, waivers or other modifications to any such Collateral Document (including any such amendment, waiver or other modification that would result in the release of all or substantially all of the Notes Collateral (except in connection with the payment in full of the Secured Obligations or the consummation of a Discharge), other than any such amendment, waiver or other modification that would result in it not being entitled to receive its pro rata distribution of any Notes Collateral or the proceeds thereof that are to be distributed to the holders of the notes and (2) directing the Collateral Agent to take or refrain from taking any action with respect to all or any portion of the Notes Collateral.

The issuer may also issue Additional Notes in the future which would share in the Notes Collateral.

The entry by the issuer into a Specified Hedge Agreement or the issuance of any such Additional Notes may limit the recovery from any realization of the value of such Notes Collateral available to satisfy the holders of the notes. See “Risk Factors—Risks Relating to the Notes—No appraisals have been performed; the collateral may be insufficient to pay all of the notes” and “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes.”

As noted above, the guarantees of the Indenture Obligations provided by the Subsidiary Guarantors are not secured.

Intercreditor Agreement

The following is a summary of the material terms and provisions of the Intercreditor Agreement. This summary does not purport to be a complete description of the Intercreditor Agreement and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Intercreditor Agreement.

On March 8, 2011, the Collateral Agent, on behalf of itself and the other Notes Secured Parties, and the RCF Agent, on behalf of itself and the other holders of RCF Claims (collectively, the “RCF Secured Parties”), entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement, among other things, provides for the following:

The Collateral Agent agrees and acknowledges that RCF Collateral may be stored in or transported to or from the Refinery and in the Pipeline. The Collateral Agent consents to the RCF Agent’s lien on such RCF Collateral. The Collateral Agent agrees that the RCF Collateral will not constitute proceeds of the Notes Collateral and releases all rights, title and interest it may have in the RCF Collateral and will not assert any claim against the RCF Collateral until the indefeasible payment in full of the obligations under the Revolving Credit Facility and the termination of the lenders’ commitments thereunder. The RCF Agent agrees that the Notes Collateral shall not constitute proceeds of the collateral granted to the RCF Agent and releases all right, title, and interest that the RCF Agent may have in and to the Notes Collateral and will not assert any claim against the Notes Collateral until the indefeasible payment in full of the Secured Obligations. For purposes of the Intercreditor Agreement, any deposit account or securities account established by the Collateral Agent or the Trustee for the purpose of depositing and disbursing proceeds of the Notes Collateral shall not be considered RCF Collateral.

If the Collateral Agent, or any agent or representative thereof, obtains possession or physical control of the Refinery or Pipeline after the commencement of the exercise of any of its remedies as a secured creditor, the

Collateral Agent will promptly notify the RCF Agent of that fact, and the RCF Agent will, within ten business days thereafter, notify the Collateral Agent as to whether the RCF Agent desires to exercise its right to access the RCF Collateral that is located at the Refinery or in the Pipeline. Upon delivery of such notice by the RCF Agent, the RCF Agent and Collateral Agent shall confer in good faith to coordinate with respect to the RCF Agent’s exercise of such access rights to the extent reasonably necessary to enable the RCF Agent during normal business hours to convert RCF Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such RCF Collateral to a point where such conversion can occur, to otherwise prepare RCF Collateral for sale and/or to arrange or effect the sale of RCF Collateral (including the conducting of auctions), all in accordance with the manner in which such matters are completed in the ordinary course of business. During the period commencing on the day on which the Collateral Agent gives notice to the RCF Agent and ending on the earliest of (x) the day that is 180 days after the day on which the Collateral Agent gives notice to the RCF Agent, (y) the day on which all or substantially all of the RCF Collateral located at the Refinery or in the Pipeline is sold, collected or liquidated and (z) the date the Intercreditor Agreement is terminated (the “Access Period”), (i) the RCF Agent and its agents, representatives and designees will have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant portions of the Refinery and the Pipeline for the purposes described above and (ii) the RCF Agent shall be obligated to reimburse the Collateral Agent for all operating costs of the Refinery and the Pipeline incurred after the commencement of the Access Period (it being understood that operating costs shall not include insurance) to the extent (x) incurred as a direct result of the exercise by the RCF Agent of its access rights and (y) actually paid by the Collateral Agent or the holders of the Notes. The RCF Agent and its agents, representatives and designees shall take reasonable care under the circumstances of the Refinery, the Pipeline and any Notes Collateral that is used by such persons during the Access Period and such persons shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the Refinery, the Pipeline or any Notes Collateral. The RCF Agent shall not remove any Notes Collateral without the prior written consent of the Collateral Agent. If the Collateral Agent obtains possession or physical control of the Refinery or the Pipeline, the Collateral Agent and its agents, representatives and designees shall take reasonable care under the circumstances with respect to the RCF Collateral. The Collateral Agent shall not remove any RCF Collateral without the prior written consent of the RCF Agent. The RCF Agent and the Collateral Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Collateral Agent to show the Notes Collateral to prospective purchasers and to prepare the Notes Collateral for sale. If any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the RCF Agent from exercising its rights under the Intercreditor Agreement, then the Access Period granted to the RCF Agent under the Intercreditor Agreement shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining so as to provide the requisite period of 180 days. The Collateral Agent will not foreclose or otherwise sell, remove or dispose of any of the Notes Collateral during the Access Period if the RCF Agent (acting in good faith) informs the Collateral Agent that such Notes Collateral is reasonably necessary to enable the RCF Agent to convert, transport or arrange to sell the RCF Collateral as described above; provided, however, subject to the instructions of the holders described in “—Concerning the Trustee,” the Collateral Agent is not restricted from (i) foreclosing or otherwise selling, transferring or disposing of any Notes Collateral prior to the expiration of the Access Period if the purchaser, assignee or transferee agrees to be bound by the provisions of the Intercreditor Agreement or (ii) from removing any Notes Collateral prior to the expiration of the Access Period if the RCF Agent has informed the Collateral Agent in writing that such Notes Collateral is not required to convert, transport or arrange to sell the RCF Collateral as described above.

The RCF Agent agrees that prior to the payment of all obligations under the Indenture, the notes and Hedging Obligations, it will not take or receive Notes Collateral or any proceeds of Notes Collateral in connection with the exercise of its enforcement rights or remedies. The RCF Agent, on behalf of the lenders, agrees that prior to the payment in full of all obligations under the Indenture, the notes and Hedging Obligations, neither the RCF Agent nor any lender will take any action that would hinder any exercise of remedies undertaken by the Collateral Agent in respect of the Notes Collateral, including any sale, lease, exchange, transfer or other disposition of the Notes Collateral pursuant to an enforcement action. Consistent with its duties under the

Indenture and the Intercreditor Agreement, the Collateral Agent agrees that prior to the payment of all obligations under the Revolving Credit Facility and termination of the commitments thereunder, it will not take or receive RCF Collateral or any proceeds of RCF Collateral in connection with the exercise of its enforcement rights or remedies. The Collateral Agent, on behalf of the Trustee and the Notes Secured Parties, agrees that prior to the payment in full of the obligations under the Revolving Credit Facility and termination of the commitments thereunder, neither the Collateral Agent, the Trustee nor any holder of the notes will take any action that would hinder any exercise of remedies undertaken by the RCF Agent in respect of such RCF Collateral, including any sale, lease, exchange, transfer or other disposition of such RCF Collateral pursuant to an enforcement action. The foregoing agreements of the Collateral Agent shall not restrict the rights of the Collateral Agent or the Notes Secured Parties to foreclose, sell, remove, dispose of or exercise other rights and remedies with respect to the Notes Collateral after the termination or expiration of the Access Period so long as the Collateral Agent and the Notes Secured Parties do not take or convert the RCF Collateral or proceeds thereof.

The RCF Agent and Collateral Agent both agree that they will notify each other in the event that there is a default under the Revolving Credit Facility or under the Indenture or Notes, respectively, prior to exercise of its enforcement rights or remedies. The RCF Agent and Collateral Agent also agree that if it receives possession or control of any books and records which contain information identifying or pertaining to the Notes Collateral or the RCF Collateral, respectively, it will, subject to confidentiality restrictions, make such information available to each other.

In the event of any conflict between the provisions of the Intercreditor Agreement and the provisions of the Collateral Documents and the RCF Security Agreement, as the case may be, the provisions of the Intercreditor Agreement shall govern.

Release of Liens

The issuer will be entitled to releases of assets included in the Notes Collateral from the Liens securing Secured Obligations to enable the issuer to consummate certain asset dispositions permitted or not prohibited under the terms of the Indenture; provided that the Liens on the Notes Collateral will not be released if the issuer or a Subsidiary sells or disposes of any assets constituting Notes Collateral to any Subsidiary or the issuer.

The Liens on the Notes Collateral that secure the Secured Obligations also will be released:

(1) (a) if the issuer exercises its legal defeasance option or covenant defeasance option as described below under “—Satisfaction and Discharge of Indenture; Defeasance” and (b) upon the satisfaction of the Specified Hedging Obligations;

(2) upon satisfaction and Discharge of the Secured Obligations; or

(3) with the consent of holders of the notes in compliance with the amendment and waiver provisions of the Indenture as described under “—Amendment, Supplement and Waiver” below.

In addition, (i) in connection with financing of the construction of a coker plant or hydrogen plant located at or on the Refinery and (ii) in connection with the incurrence of any permitted Purchase Money Indebtedness including Capitalized Lease Obligations and Non-Recourse Purchase Money Indebtedness, the issuer, at its sole cost and expense, will be able to cause the Trustee and Collateral Agent to release (x) certain areas of land covered by the mortgage (the “Refinery Property”) that do not underlie the improvements and equipment comprising the Refinery and are not otherwise used in the operation of the Refinery (the “Proposed Released Land”) and (y) the assets proposed to be so constructed or acquired pursuant to such permitted Purchase Money Indebtedness (including Capitalized Lease Obligations and Non-Recourse Purchase Money Indebtedness), (“Proposed Released Asset”) (as applicable). In order to obtain such release, the issuer will be required to certify to the Trustee, the following: the releases of the Proposed Released Land and the Proposed Released Assets (as applicable) (a) (x) will not constitute a subdivision requiring a platting of the Refinery Property under applicable law or (y) will constitute a subdivision requiring a platting of the Refinery Property under applicable law and such platting has been accomplished in accordance with applicable laws, (b) will not impair the Collateral Agent’s rights and remedies with respect to the Lien on the Refinery (excluding the Proposed Released Land and Proposed Released Assets), and (c) will not have a material adverse effect on the current use or operation of the Refinery (giving effect to the release of the Proposed Released Land and Proposed Released Assets), or on the value of the Refinery (excluding the Proposed Released Land and Proposed Released Assets). In addition, subject to the satisfaction of the applicable conditions set forth above, the Collateral Agent may be required to execute and deliver certain cross-easement agreements, access agreements, subordination agreements and non-disturbance-type agreements in connection with the construction and/or financing of assets, property or improvements subject to permitted Purchase Money Indebtedness including Capitalized Lease Obligations and Non-Recourse Purchase Money Indebtedness, as well as a coker plant or hydrogen plant.

Certain Bankruptcy and Other Collateral Limitations

The ability of the Collateral Agent and the other Notes Secured Parties to realize upon the Notes Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Risk Factors—Risks Relating to the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The ability of the Collateral Agent and the other Notes Secured Parties to foreclose on the Notes Collateral may be subject to lack of perfection, the requirement of third party consents, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Notes Collateral. For instance, under the terms of the Collateral Documents, the Collateral Agent is not required to perfect liens on certain portions of the Notes Collateral (including assets the perfection of liens of which can only be made through certificates of title). To the extent that any security interest in any Notes Collateral is not perfected, the Collateral Agent’s rights may be equal to the rights of general unsecured creditors of the issuer in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Notes Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in such Notes Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default to satisfy the obligations under the notes. See “Risk Factors—Risks Relating to the Notes—The rights of holders of notes to the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral; the amount of title insurance may be inadequate,” and “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes.”

Additionally, the Collateral Agent may need to evaluate the impact of any potential liabilities before determining to foreclose on Notes Collateral consisting of real property because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Notes Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the other Notes Secured Parties.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the issuer is entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of Kiantone Pipeline Corporation and to exercise any voting, consensual rights and other rights pertaining to such equity interests. See “Risk Factors—Risks Relating to the Notes—We in most cases have control over the collateral and the sale of particular assets by us could reduce the pool of assets securing the notes.” Upon the occurrence and during the continuance of an Event of Default, upon prior written notice and demand from the Collateral Agent, (a) all rights of the issuer to exercise such voting, consensual rights or other rights shall cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the issuer to receive cash dividends, interest and other payments made upon or with respect to such equity interests shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, for the benefit of the holders of the notes and (c) the Collateral Agent may sell the Notes Collateral or any part thereof in accordance with, and subject to the terms of, the Indenture and the Collateral Documents. All funds distributed under the Collateral Documents and received by the Collateral Agent for the ratable benefit of the holders of the notes shall be distributed by the Collateral Agent to the Trustee for distribution in accordance with the provisions of the Indenture.

Subject to the restrictions on incurring Indebtedness and granting Liens in respect thereof in the Indenture, the issuer and its subsidiaries will also have the right, among other things, to incur Indebtedness, including, without limitation, Capitalized Lease Obligations and mortgage and purchase money obligations and acquire assets with the proceeds of such Indebtedness, which assets could be subject to Liens that secure such Indebtedness. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Notes Collateral or the Collateral Agent’s remedies. By its nature, some or all of the Notes Collateral is illiquid and may have no readily ascertainable market value and any sale of such Notes Collateral separately from the assets of the issuer and the Subsidiary Guarantors as a whole may not be feasible. Accordingly, there can be no assurance that the Notes Collateral can be sold in a short period of time or at all. See “Risk Factors—Risks Relating to the Notes—No appraisals have been performed; the collateral may be insufficient to pay all of the notes.”

Optional Redemption of the Notes

The notes (including any Additional Notes) are redeemable, in whole or in part, at our option at any time or from time to time, prior to February 28, 2015 at the Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) as determined by an Independent Investment Banker, the sum of the present values of (a) the redemption price of the notes at February 28, 2015 (as set forth below) and (b) the remaining scheduled payments of interest from the redemption date to February 28, 2015 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points plus, in the case of both (1) and (2), accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having the maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee is given fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC and its successors, or, if Credit Suisse Securities (USA) LLC or its successors, if any, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means Credit Suisse Securities (USA) LLC and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by us, and their respective successors (provided, however, that if Credit Suisse Securities (USA) LLC or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, we shall substitute therefor another Primary Treasury Dealer).

“Reference Treasury Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before and after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. We will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation.

The notes are redeemable at our option, in whole or in part, at any time on or after February 28, 2015, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the 12-month period beginning February 28, 2015:

Year	Optional Redemption Price
February 28, 2015	105.250%
February 28, 2016	102.625%
February 28, 2017 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to February 28, 2014 we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided that (a) at least 65% of the aggregate principal amount of the notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (b) such redemption occurs within 60 days of the date of the closing of any such Equity Offering.

If less than all of the notes are to be redeemed at any time, selection of the notes to be redeemed will be made by the Trustee from among the outstanding notes on a pro rata basis, by lot or by any other method permitted in the Indenture; provided that in the case of a redemption with the net cash proceeds of an Equity Offering pursuant to the immediately preceding paragraph, selection shall be made on a pro rata basis. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

Upon the occurrence of a Change of Control, we shall be obligated to make an offer to all holders of notes to purchase (a “Change of Control Offer”) all outstanding notes and will purchase, on a business day not more than 60 days nor less than 30 days after the occurrence of the Change of Control (such purchase date being the “Change of Control Purchase Date”), all notes properly tendered pursuant to such offer to purchase for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business day on the third business day prior to the Change of Control Purchase Date.

In order to effect a Change of Control Offer, we shall within 30 days after the occurrence of the Change of Control mail to the Trustee, who shall mail to each holder of notes a copy of the Change of Control Offer, which shall state, among other things, the procedures that holders must follow to accept the Change of Control Offer.

The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of our and our subsidiaries’ other Indebtedness and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay for all or any of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. Our obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The definition of Change of Control includes the sale of “all or substantially all” of our assets or our and our Subsidiaries’ assets taken as a whole. The phrase “all or substantially all” is subject to interpretation under applicable legal precedent and has no clear meaning. As a result, there may be uncertainty as to whether a Change of Control has occurred.

The Change of Control feature of the notes, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of us, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control feature is a result of negotiations between us and the initial purchasers. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

We will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of notes pursuant to a Change of Control Offer.

Offer to Purchase with Excess Cash Flow

(a) If our Excess Cash exceeds $10.0 million as of any February 28th (or in the case of a leap year, February 29th), beginning with February 29, 2012, we will be required within 120 days of such February 28th (or in the case of a leap year, February 29th) (the “Offer Date”) to offer to purchase on a pro rata basis an aggregate principal amount of notes equal to the Excess Cash Flow Offer Amount 30 days after the Offer Date at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (an

“Excess Cash Flow Offer”); provided, that we will not be required to make an Excess Cash Flow Offer in accordance with this covenant if (x) our Secured Debt Ratio as of such February 28th (or in the case of a leap year, February 29th) did not exceed 3.0 to 1.0, (y) the Excess Cash Flow Offer Amount is less than $5.0 million (with any such lesser amount being carried forward and added to the Excess Cash Flow Offer Amount for purposes of determining whether the $5.0 million threshold has been met for any future Excess Cash Flow Offer) or (z) there is or, after giving effect to the Excess Cash Flow Offer, would be a default or event of default under the Revolving Credit Facility.

(b) In the event of an Excess Cash Flow Offer pursuant to this covenant, we shall purchase notes tendered in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the notes tendered exceeds the Excess Cash Flow Offer Amount allotted to its purchase, we shall select the notes to be purchased on a pro rata basis but in round denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of an Excess Cash Flow Offer, we may apply any remaining Excess Cash Flow Offer Amount for any purpose otherwise permitted by the Indenture.

(c) We shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws or regulations.

Applicability of Certain Covenants if Notes Rated Investment Grade

The obligation of the issuer and its Subsidiaries to comply with the provisions of the Indenture described below under the caption “Certain Covenants” (except for the covenant described under “—Limitations on Liens,” “—Restrictions on Sale and Leaseback Transactions,” “—Limitations on Mergers and Certain Other Transactions” (other than clause (c)), “—Independent Directors,” “—Additional Subsidiary Guarantees” and “—Reports”) will be suspended (such suspended covenants, the “Suspended Covenants”) and cease to have any further effect from and after the first date when the Notes are rated with an Investment Grade Rating; provided, that if the notes cease to have an Investment Grade Rating, then, from and after such time, the obligation of the issuer and its Subsidiaries to comply with the Suspended Covenants shall be reinstated. Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the issuer or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Indenture upon reinstatement; provided that (1) with respect to Payments made after any such reinstatement, the amount of Restricted Payments made on or after the Issue Date will be calculated as though the “Restricted Payments” covenant had been in effect during the entire period after such date; (2) all Indebtedness incurred during the suspension period will be deemed to have been incurred as Existing Indebtedness; and (3) promptly, and in any event within 10 business days of such reinstatement, any Subsidiary that would have been required prior to such reinstatement to become a Subsidiary Guarantor (but for the suspension of such covenant) will execute such supplemental indenture required by such covenant.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Certain Covenants

Limitations on Additional Indebtedness. (a) The Indenture provides that (i) we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable with respect to (collectively, “incur”) any Indebtedness (including without limitation Acquired Indebtedness), and (ii) we will not permit any of our Subsidiaries to issue or have outstanding (except if issued to or owned beneficially and of record by us or any of our Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends; provided that (i) we and our Subsidiaries may incur Permitted

Indebtedness and (ii) we may incur Indebtedness if, after giving effect thereto, our Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate our Consolidated Fixed Charge Coverage Ratio.

(b) We will not, and will not permit any of our Subsidiaries to, incur any Indebtedness that is expressly subordinated to any of our or such Subsidiary’s other Indebtedness unless such Indebtedness by its terms is also expressly made subordinated to the notes, in the case of us, or the subsidiary guarantees, in the case of a Subsidiary.

For purposes of determining compliance with this “Limitations on Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (ix) of the definition of “Permitted Indebtedness,” or is entitled to be incurred pursuant to the first paragraph of this covenant, we, in our sole discretion, may classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Revolving Credit Facility outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

Limitations on Restricted Payments. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

(i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(ii) we would be unable to incur an additional $1.00 of Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under “Limitations on Additional Indebtedness”; or

(iii) the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the Issue Date, exceeds the sum of (A) 50% of our Consolidated Net Income (taken as one accounting period) from but not including November 30, 2010 to the end of our most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of ours) after the Issue Date of our Capital Stock that is not Disqualified Capital Stock, plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated our Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

The foregoing provisions do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any of our Capital Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of ours) of other of our Capital Stock (other than any Disqualified Capital Stock), so long as no Default shall have occurred and be continuing;

(3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of our Capital Stock (other than

(x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of ours and (z) Capital Stock purchased with the proceeds of loans from us or any of our Subsidiaries);

(4) the making of a Related Business Investment in joint ventures or Unrestricted Subsidiaries out of the proceeds of the substantially concurrent issue and sale of our Capital Stock (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of ours and (z) Capital Stock purchased with the proceeds of loans from us or any of our Subsidiaries); and

(5) the making of Related Business Investments so long as the amount of such Investments outstanding (less the amount of cash received upon the disposition of any such Investments or the return of capital thereon) or committed does not exceed at any time $50.0 million.

The amounts referred to in the foregoing clauses (1), (2) and (4) shall be included as Restricted Payments in any computation made pursuant to clause (iii) above.

Not later than the date of making any Restricted Payment, we shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Limitations on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements. For purposes of determining compliance with this “Limitations on Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(5) or would be permitted under the first paragraph of this description of the “Limitations on Restricted Payments” covenant, we are permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Limitations on Restrictions on Distributions from Subsidiaries. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of our Subsidiaries, except for (a) any such Payment Restriction in effect on the Issue Date under the Revolving Credit Facility or any similar Payment Restriction under any similar bank credit facility or any replacement thereof, provided that such similar Payment Restriction is no more restrictive than the Payment Restriction in effect on the Issue Date under the Revolving Credit Facility, (b) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such Payment Restriction only applies to assets that were subject to such restriction and encumbrances prior to the acquisition of such assets by us or our Subsidiaries and (c) any such Payment Restriction arising in connection with Refinancing Indebtedness; provided that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced.

Limitations on Transactions with Affiliates. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Subsidiary than those that would have been obtained in a comparable transaction by us or such Subsidiary with an unrelated Person and (ii) we deliver to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $5.0 million but less than $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time fewer than four Independent Directors are then in office, a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted unanimously by our Board of Directors and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $10.0 million or more, the certificates described in the preceding clause (a) and an opinion as to the fairness to us or such Subsidiary from a financial point of view issued by an Independent Financial Advisor; provided, however, that (u) the Management Agreements, (v) any employment agreement entered into by us or any of our Subsidiaries in the ordinary course of business and consistent with our or such Subsidiary’s past practice, (w) transactions exclusively between or among us and/or our Subsidiaries, (x) the payment of up to $2.0 million per fiscal year pursuant to the Servicing Agreement, (y) payments to Red Apple Group, Inc. under the Tax Sharing Agreement and (z) transactions pursuant to the Asphalt Agreements shall not be deemed to be Affiliate Transactions. Notwithstanding the foregoing proviso, we shall not, and shall not permit any of our Subsidiaries to, pay any of our employees total annual compensation in excess of $350,000 unless (a) such amount of compensation has been approved by a vote of a majority of the Independent Directors, or (b) such employee’s total annual compensation in effect on the Issue Date exceeded $350,000. Any increase in total compensation over and above the amount previously approved in the case of clause (a) or the employee’s total annual compensation on the Issue Date in the case of clause (b) shall be approved by a vote of a majority of the Independent Directors, other than an increase at the end of any year in the amount of total compensation by an amount equal to the Index Amount for such year.

Independent Directors. (a) The Indenture provides that our Board of Directors shall at all times have at least four Independent Directors; provided, however, that, notwithstanding the foregoing, if an Independent Director resigns, dies or is terminated for any reason and the remaining number of Independent Directors is less than four, a replacement for that Independent Director shall be elected as promptly as practicable, but in no event later than the date that is six months from the date of the resignation, death or termination of the Independent Director being replaced.

(b) After the Issue Date, the election of any new Independent Directors must be approved by a unanimous vote of the Independent Directors then in office, provided that only a majority vote of the Independent Directors is required if at the time there are four or more Independent Directors in office. The Independent Directors shall approve such new Independent Director unless the Independent Directors determine that such person does not satisfy the requirements to serve as an Independent Director under the Indenture or such person is not able or willing to perform the obligations of the Independent Directors under the Indenture.

(c) If at any time the number of Independent Directors then in office is less than two, then until such time as the number of Independent Directors exceeds two, we shall not, and shall not permit any of our Subsidiaries to, engage in any transaction that the Indenture requires be approved by a vote of the Independent Directors.

(d) Any transaction that the Indenture requires be approved by a vote of the Independent Directors shall be evidenced by a Secretary’s Certificate setting forth a resolution adopted by at least the requisite number of Independent Directors, a copy of which shall be delivered to the Trustee, which resolution shall state that the transaction being approved is not unfair to the holders of the notes. The failure to comply with this clause (d) shall have the effect of us failing to comply with the requirement in the Indenture to obtain a vote of the Independent Directors.

Limitations on Kiantone Pipeline Corporation. Notwithstanding any other provision in the Indenture, the Indenture provides that we will not permit our Subsidiary, Kiantone Pipeline Corporation, to directly or indirectly:

(a) create, incur, assume or suffer to exist any Lien on any portion of the Pipeline or the easements relating thereto other than Permitted Liens described in clauses (i), (ii), (v), (xi), (xiii), (xiv) and (xv) of the definition thereof;

(b) sell, transfer or otherwise dispose of any portion of the Pipeline or the easements relating thereto to any Person (including the issuer or any Subsidiary or Unrestricted Subsidiary), in each case, other than in the ordinary course of business consistent with Kiantone Pipeline Corporation’s past business practices, provided that such sale, transfer or disposition does not materially impair the operation of the Pipeline; or

(c) create, incur, assume or guarantee or otherwise become liable with respect to any Indebtedness other than Indebtedness in respect of the notes and the Revolving Credit Facility.

In addition, the Indenture provides that we will not directly or indirectly sell, transfer or otherwise dispose of any portion of the capital stock of Kiantone Pipeline Corporation to any Person (including any Subsidiary or Unrestricted Subsidiary).

We are, however, permitted to form a new Subsidiary in order to construct the New Pipeline and, subject to compliance with the covenant described under “—Limitations on Liens”, pledge the capital stock and assets of such Subsidiary to any lenders that provide financing the proceeds of which are used for such construction, provided that in connection with any mortgage or pledge of the New Pipeline and/or rights to the underlying easements, Kiantone Pipeline Corporation and any successor or assign (including the Collateral Agent or a purchaser on the exercise of remedies under the Collateral Documents) shall have received from the lenders providing such financing customary non-disturbance protections and access rights with respect to the Pipeline and related easements.

Limitations on Liens. The Indenture provides that neither we nor any of our Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless prior thereto or simultaneously therewith the notes are equally and ratably secured; provided that if the incurred Indebtedness is Subordinated Indebtedness the Lien securing such Indebtedness shall be junior to the Lien securing the notes. The Indenture also provides that neither we nor any of our Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any Notes Collateral except Permitted Liens.

Limitations on Asset Sales. (a) The Indenture provides that we will not, and will not permit any of our Subsidiaries to, consummate any Asset Sale unless:

(x) other than in the case of an Event of Loss (i) we or our Subsidiaries receive consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale, (ii) no less than 75% of such consideration consists of cash or Cash Equivalents and (iii) we deliver to the Trustee an Officers’ Certificate certifying that such Asset Sale complies with clauses (i) and (ii) and

(y) in the case of an Asset Sale involving Notes Collateral, an amount equal to 100% of the Net Available Proceeds from such Asset Sale is paid directly by the purchaser thereof to the Collateral Agent to be held in trust and applied by the issuer (or such Subsidiary, as the case may be) at the issuer’s election within one year from the later of the date of such Asset Sale or the receipt of such Net Available Proceeds to either: (A) acquire Additional Assets (or reimburse the issuer for customary out-of-pocket costs incurred by the issuer and directly related to such acquisition), which Additional Assets are concurrently with their acquisition added to the Notes Collateral securing the notes; or (B) make a Net Proceeds Offer as described in paragraph (c) below.

The amount (without duplication) of any of our or such Subsidiary’s Indebtedness (other than Subordinated Indebtedness) that is expressly assumed by the transferee in such Asset Sale and with respect to which we or such Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, (x) shall be deemed to be cash or Cash Equivalents for purposes of clause (a)(x)(ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b). In addition, any Designated Noncash Consideration received by us or any of our Subsidiaries shall be deemed to be cash or Cash Equivalents for purposes of clause (a)(x)(ii); provided that the aggregate amount of Designated Noncash Consideration outstanding at any time does not exceed $10.0 million. If at any time any non-cash consideration received by us or any Subsidiary of ours, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant. A transfer of assets by us to a Subsidiary or by a Subsidiary to us or to a Subsidiary will not be deemed to be an Asset Sale and a transfer of assets that constitutes a Restricted Investment and that is permitted under “—Limitations on Restricted Payments” will not be deemed to be an Asset Sale.

In the event of the transfer of substantially all (but not all) of our and our Subsidiaries’ property and assets as an entirety to a Person in a transaction permitted under “—Limitations on Mergers and Certain Other Transactions,” the successor Person shall be deemed to have sold our and our Subsidiaries’ properties and assets not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such of our or our Subsidiaries’ properties and assets deemed to be sold shall be deemed to be Net Available Proceeds for purposes of this covenant.

(b) If we or any Subsidiary engage in an Asset Sale of assets other than Notes Collateral, we or any Subsidiary may either, no later than 360 days after such Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under the Revolving Credit Facility or any other of our or any Subsidiary’s Indebtedness (other than Subordinated Indebtedness); provided, in each case, that the related loan commitment (if any) is thereby reduced by the amount of such Indebtedness so repaid or (ii) invest all or any part of the Net Available Proceeds thereof in properties and assets that replace the properties or assets that were the subject of such Asset Sale or in other properties or assets that will be used in our and our Subsidiaries’ business as it existed on the Issue Date. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, we are required to make an offer to purchase, from all holders of the notes, an aggregate principal amount of notes equal to such Excess Proceeds as follows:

(i) We will make an offer to purchase (a “Net Proceeds Offer”) from all holders of the notes (including any Additional Notes) in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of the amount (the “Payment Amount”) of such Excess Proceeds.

(ii) The offer price for the notes (including any Additional Notes) will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”) in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), we may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the “Limitations on Restricted Payments” covenant.

(iii) If the aggregate Offered Price of notes (including any Additional Notes) validly tendered and not withdrawn by holders thereof exceeds the Payment Amount, notes to be purchased will be selected on a pro rata basis.

(iv) Upon completion of such Net Proceeds Offer, the amount of Excess Proceeds remaining shall be zero.

We will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on our ability to make a Net Proceeds Offer following any Asset Sale. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and we are required to purchase notes as described above.

Pending the final application of any Net Proceeds, we may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the Indenture.

Restrictions on Sale and Leaseback Transactions. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, enter into, renew or extend any Sale and Leaseback Transaction unless: (i) we or such Subsidiary would be entitled, under the covenant described under “—Limitations on Additional Indebtedness” to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction and would be entitled, under the covenant described under “—Limitations on Liens” to incur a Lien to secure such Indebtedness, (ii) such Sale and Leaseback Transaction would not result in a violation of the covenant described under “—Limitations on Asset Sales,” and (iii) the Net Available Proceeds from any such Sale and Leaseback Transaction are applied in a manner consistent with the provisions described under “Limitations on Asset Sales.”

Restrictions on Sale of Capital Stock of Subsidiaries. The Indenture provides that we will not, and will not permit any Subsidiary to, directly or indirectly sell or otherwise dispose of any of the Capital Stock of any Subsidiary unless: (i) (a) we shall retain ownership, directly or indirectly, of more than 50% of the Common Equity of such Subsidiary or (b) all of the Capital Stock of such Subsidiary shall be sold or otherwise disposed of; and (ii) the Net Available Proceeds from any such sale or disposition are applied in a manner consistent with the provisions described under “—Limitations on Asset Sales.”

Limitations on Mergers and Certain Other Transactions. The Indenture provides that we will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Subsidiary solely for the purpose of changing our applicable jurisdiction of incorporation to another State of the United States), or sell, lease, convey or otherwise dispose of or assign all or substantially all of our or our and the Subsidiaries’ assets (taken as a whole), or assign any of our obligations under the notes and the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than us) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”), is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of our obligations under the notes and the Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) we or the Successor, as the case may be, could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under “—Limitations on Additional Indebtedness;” or (ii) the Consolidated Fixed Charge Ratio for us or the Successor, as the case may be, would not be less than our Consolidated Fixed Charge Ratio immediately prior to such transactions and (d) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its guarantee confirmed that its guarantee of the notes shall apply to our obligations or the obligations of the Successor under the notes and the Indenture. For purposes of this covenant, any Indebtedness of the Successor which was not our Indebtedness immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Additional Subsidiary Guarantees. The Indenture provides that if we or any of our Subsidiaries acquire or create another Subsidiary, then such newly acquired or created Subsidiary will be required to execute a subsidiary guarantee, in accordance with the terms of the Indenture, unless it has been designated as an Unrestricted Subsidiary.

Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we and the Subsidiary Guarantors will file with the SEC, to the extent such filings are accepted by the SEC, and will furnish to the holders of notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the SEC pursuant to Section 13 of the Exchange Act if we and the Subsidiary Guarantors were required to file under such section. In addition, we and the Subsidiary Guarantors will make such information available to prospective purchasers of the notes, securities analysts and broker-dealers who request it in writing. We and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, we and they will furnish to the holders and beneficial holders of notes and to prospective purchasers of notes designated by the holders of Transfer Restricted Securities (as defined in the registration rights agreement between the initial purchaser and us) and to broker dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Within five business days after the delivery of the reports described above, the issuer shall conduct a conference call to discuss such report and answer questions about such report, which conference call shall be open to all holders of notes and prospective investors. Details of such conference call will be posted on the issuer’s website.

Events of Default

An “Event of Default” is defined in the Indenture as (i) failure by us to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days; (ii) failure by us to pay the principal or premium, if any, on any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise; (iii) failure by us to comply with any of our agreements or covenants described above under “Change of Control,” “Certain Covenants—Limitations on Asset Sales” or “—Independent Directors”; (iv) (a) failure by us to comply with any other covenant in the Indenture or any Collateral Document and continuance of such failure for 30 days after notice of such failure has been given to us by the Trustee or to us and the Trustee by the holders of at least 25% of the aggregate principal amount of the notes then outstanding or (b) a representation or warranty by us made or deemed made in the Indenture or any Collateral Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; (v) failure by us or any of our Subsidiaries to make any payment when due after the expiration of any applicable grace period, in respect of any Indebtedness of ours or any of such Subsidiaries that has an aggregate outstanding principal amount of $10.0 million or more; (vi) a default under any Indebtedness of ours or any Subsidiary, whether such Indebtedness now exists or hereafter shall be created, if (A) such default results in the holder or holders of such Indebtedness causing the Indebtedness to become due prior to its stated maturity and (B) the outstanding principal amount of such Indebtedness, together with the outstanding principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregate $10.0 million or more at any one time; (vii) one or more final judgments or orders that exceed $10.0 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against us or any Subsidiary of ours and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; (viii) certain events of bankruptcy, insolvency or reorganization involving us or any Subsidiary Guarantor as provided in the Indenture; (ix) except as permitted by the Indenture, any subsidiary guarantee ceases to be in full force and effect or any Subsidiary Guarantor repudiates its obligations under any guarantee; or (x) (1) any security interest created by any Collateral Document ceases to be in full force and effect and perfected to the extent, and with the priority, required by the terms of the Indenture and the Collateral Documents or (2) any repudiation by the issuer or any of its Subsidiaries of any of its obligations under any Collateral Document; provided that, in the case of clause (1), such cessation, individually or in the aggregate, results in Collateral (other than securities, instruments or other possessory collateral that have been physically delivered by the issuer or any of its Subsidiaries to the Collateral Agent that are no longer in its possession due to no fault of the issuer or any of its Subsidiaries) having a Fair Market Value in excess of $10.0 million not being subject to a valid, perfected security interest.

If an Event of Default (other than an Event of Default specified in clause (viii) above), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to us and the Trustee may declare all amounts owing under the notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and interest on the outstanding notes shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization involving us or any Subsidiary Guarantor, all outstanding notes shall become immediately due and payable without any further action or notice. In certain cases, the holders of a majority in aggregate principal amount of the notes then outstanding may waive any past Defaults, except a Default in the payment of principal of, premium, if any, and interest on the notes.

The holders may not enforce the provisions of the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal of, premium, if any, or interest on the notes if the Trustee determines that withholding such notice is in the holders’ interest. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

We and the Subsidiary Guarantors are required to deliver to the Trustee quarterly and annually a statement regarding compliance with the Indenture and, upon any Officer of ours becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action we are taking or propose to take with respect thereto.

Further Assurances

Except as otherwise permitted under any of the Indenture Documents, neither the issuer nor any of its Subsidiaries will knowingly take or omit to take any action if such action or omission would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the notes, with respect to any material portion of the Notes Collateral. The issuer shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, (i) execute and deliver all such agreements and instruments as may be necessary or as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Notes Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the Collateral Documents, subject to Permitted Liens.

Mortgage

With respect to the Refinery the issuer:

(1) delivered to the Collateral Agent, as mortgagee, for the benefit of itself and the Notes Secured Parties, a fully executed mortgage, duly executed by the issuer, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgage as may be necessary to create a valid, and upon recordation of the Mortgage, perfected Lien, subject to Permitted Liens, against the Refinery;

(2) delivered to the Collateral Agent, as mortgagee, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to $50 million, insuring that the Mortgage constitutes a valid Lien thereon free and clear of all Liens other than Permitted Liens, without a standard survey exception or other exceptions to title (other than Permitted Liens) and containing affirmative title endorsements that are standard in the Commonwealth of Pennsylvania and accompanied by evidence of the payment in full of all premiums thereon. The title insurance policy includes those endorsements that the issuer is able to obtain at commercially reasonable rates; and

(3) delivered to the Collateral Agent an opinion of counsel (subject to customary assumptions and qualifications) that such mortgage has been duly authorized, executed and delivered by the issuer, constitutes a valid, binding and enforceable obligation of the issuer and creates a valid perfected Lien in the Refinery.

Satisfaction and Discharge of Indenture; Defeasance

We may terminate our obligations under the Indenture at any time by delivering all outstanding notes to the Trustee for cancellation and paying all sums payable by us thereunder. We, at our option, (i) will be discharged from any and all obligations with respect to the notes (except for certain of our obligations to register the transfer or exchange of such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if we deposit with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the notes on the dates such payments are due in accordance with the terms of such notes as well as the Trustee’s fees and expenses. To exercise either such option, we are required to deliver to the Trustee (A) an Opinion of Counsel and, in connection with a discharge pursuant to clause (i) above, a private letter ruling issued to us by the Internal Revenue Service (the “Service”), to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers’ Certificate and an Opinion of Counsel to the effect that we have complied with all conditions precedent to the defeasance.

Transfer and Exchange

A holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without our prior consent, the registrar is not required (i) to register the transfer of or exchange any note selected for redemption, (ii) to register the transfer of or exchange any note during the period beginning 15 days before the making of the notice of redemption and ending on the day of such mailing, or (iii) to register the transfer or exchange of a note between a record date and the next succeeding interest payment date. The registered holder of a note will be treated as the owner of such note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of at least a majority in principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of a majority in principal amount of the notes then outstanding. Without the consent of any holder, we and the Trustee may amend or supplement the Indenture, the notes or the guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the issuance of Additional Notes in accordance with the Indenture, to provide for the assumption of our obligations to holders in the case of a merger or acquisition, to cause the Collateral Agent to enter into additional or supplemental Collateral Documents, to release the Notes Collateral and enter into non-disturbance and access agreements and to grant Liens on the Notes Collateral for the benefit of Specified Counterparties and of the holders of Additional Notes, in each case when permitted or required by the Indenture or the Collateral Documents, or to make any change that does not adversely affect the rights of any holder, without notice to any other holder of the notes.

With the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of 66.7% of the principal amount of the notes then outstanding, we and the Trustee may release all or substantially all of the Notes Collateral.

Without the consent of each holder affected, we and the Trustee may not: (i) change the principal amount of the notes; (ii) reduce the rate or change the time of payment of interest, including default interest, on any note; (iii) reduce the principal amount of any note; (iv) change the Final Maturity Date of any note, affect the terms of any scheduled payment of interest on or principal of the notes, or alter the redemption provisions contained in the Indenture or the notes in any manner adverse to any holder; (v) make any change in the provisions of the Indenture protecting the right to each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default; (vi) make any changes to certain provisions of the Indenture in respect of waiver of past defaults, rights of holders to receive payment or the right of holders to consent to certain changes in the Indenture; (vii) make the principal of, or the interest on any note payable in money other than as provided for in the Indenture, the notes and the guarantees as in effect on the Issue Date; (viii) make any changes in the provisions in the Indenture relating to Change of Control or in our obligations to make a Net Proceeds Offer or Special Offer or the definitions related thereto that could adversely affect the rights of any holder of the notes; (ix) take any action that would subordinate the notes or the subsidiary guarantees to any other Indebtedness of ours or any of our Subsidiaries, respectively, or otherwise affect the ranking of the notes or the subsidiary guarantees; or (x) reduce the percentage of holders necessary to consent to an amendment, supplement or waiver to the Indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

As provided in the Indenture, the Trustee has a senior lien prior to the notes against all money or property held or collected by the Trustee, in its capacity as Trustee, other than money held in trust to pay principal of and interest on particular notes, to secure our indemnification obligations in favor of the Trustee.

Governing Law

The Indenture, including the subsidiary guarantees and the notes, is governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof. The Collateral Documents and the Intercreditor Agreement are governed by and construed in accordance with the laws of the State of New York, other than the Mortgage, which is governed by the law of the Commonwealth of Pennsylvania.

Delivery and Form of Securities

Book-Entry, Delivery and Form

The old notes (other than the notes that United Refining, Inc., an affiliate of John A. Catsimatidis, our Chairman and CEO, purchased, which were issued in certificated form) were initially issued in the form of Global Notes (the “Global Notes”). The Global Notes were deposited on the date of the closing of the sale of the old notes (the “Closing Date”) with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of the DTC (such nominee being referred to herein as the “Global Note Holder”). The Depositary maintains the old notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

The new notes will be issued in the form of one or more global notes, which will be deposited with the Trustee, as custodian for DTC, and registered in the name of the Global Note Holder.

The DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

We expect that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in the Global Notes to pledge such interests to Persons that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “Transfer Restrictions.”

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder of outstanding notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither we nor the Subsidiary Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described herein under the caption “Transfer Restrictions.” In addition, if (i) the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Notes, notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as being the beneficial owner of the related notes.

Neither we nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of notes we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

The Indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages) be made in same-day funds.

Registration Rights; Liquidated Damages

We and the initial purchasers entered into a registration rights agreement on the Issue Date. Pursuant to the registration rights agreement, we agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the exchange offer registration statement, we will offer, pursuant to the exchange offer, to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes. If (i) we are not required to file the exchange offer registration statement because the exchange offer is not permitted by applicable law or SEC policy or (ii) any holder of Transfer Restricted Securities notifies us that (a) it is prohibited by law or SEC policy from participating in the exchange offer or (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) it is a broker-dealer and holds notes acquired directly from us or an affiliate of ours, we will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, “Transfer Restricted Securities” means each old note or new note until (i) the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of a note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (iii) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that (i) we and the Subsidiary Guarantors will file an exchange offer registration statement with the SEC on or prior to 135 days after the Issue Date, (ii) we and the Subsidiary Guarantors will use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 225 days after the Issue Date, (iii) unless the exchange offer would not be permitted by a policy of the SEC, we and the Subsidiary Guarantors will commence the exchange offer and will use our best efforts to issue on or prior to 45 days after the date on which the exchange offer registration statement is declared effective by the SEC (the “Exchange Offer Effective Date”) new notes in exchange for all notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, we and the Subsidiary Guarantors will each use our best efforts to file the shelf registration statement with the SEC on or prior to 135 days after such obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 225 days after such obligation arises. If (a) we and the Subsidiary Guarantors fail to file within 135 days, or cause to become effective within 225 days, the exchange offer registration statement or (b) we and the Subsidiary Guarantors are obligated to file the shelf registration statement and such shelf registration statement is not filed within 135 days, or declared effective within 225 days, of the date on which we and the Subsidiary Guarantors became so obligated or (c) we and the Subsidiary Guarantors fail to consummate the exchange offer within 45 days of the Exchange Offer Effective Date or (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), in the case of clause (b) only, other than by reason of the failure of the holders to make certain representations to or provide information reasonably requested by us or by reason of delays caused by the failure of any holder to provide information to the National Association of Securities Dealers, Inc. or to any other regulatory agency having jurisdiction over any of the holders, then we will pay liquidated damages (“Liquidated Damages”) to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by us on each damages payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to the holders of certificated securities by mailing a check to such holders’ registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of the notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above.

Following the consummation of the exchange offer, holders of the old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights and such old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture or the registration rights agreement without charge by contacting us at 15 Bradley Street, Warren, Pennsylvania 16365 (telephone: (814) 723-1500), Attention: Secretary.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (a) with respect to any Person that becomes a direct or indirect Subsidiary of ours after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of ours that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of ours and (b) with respect to us or any of our Subsidiaries, any Indebtedness assumed by us or any of our Subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other Person in connection with, or in contemplation of, such acquisition.

“Additional Assets” means:

(1) any property, plant, equipment or other long-term tangible assets used in a Related Business;

(2) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the issuer or another Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary.

“Additional Notes” shall have the meaning set forth in the section entitled “—Additional Notes.”

“Affiliate” of any Person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of the referent Person, (iii) of which 10% or more of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by the referent Person or (iv) with respect to an individual, who is an immediate family member of such Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; notwithstanding the foregoing, a Person shall not be deemed to be an affiliate of the referent Person solely as a result of the referent Person owning Voting Stock of such Person.

“Asphalt Agreements” means the Asphalt Purchase and Sale Agreement and Asphalt Product Throughput and Terminal Services Agreement between United Refining Company and United Refining Asphalt, Inc., dated as of January 14, 2011, as in effect on the Issue Date.

“Asset Sale” means an Event of Loss or any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than us or any of our Subsidiaries (including, without limitation, by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary or (b) any other properties or assets of ours or any of our Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, inventory or other properties or assets in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any of the following: (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with the provisions described under “Covenants—Limitations on Mergers and Certain Other Transactions”; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitations on Restricted Payments” covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in our reasonable judgment, are either no longer used or useful in our or our Subsidiaries’ business; (iv) any Sale and Leaseback Transactions not to exceed $5.0 million outstanding at anytime; and (v) any transfers that, but for this clause (v), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

“Attributable Indebtedness” of any Person, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, property subject to such Sale and Leaseback Transaction and the present value (discounted at a rate equivalent to our then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Board Resolution” means a duly adopted resolution of our Board of Directors.

“Capital Expenditures” means, for any Person for any period, the additions to property, plant and equipment and other capital expenditures (including acquisitions) of such Person and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and partnership interests) of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a Person that is not an Affiliate of ours and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of our Common Equity pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding shares of our Common Equity having been sold to the public, that Permitted Holders beneficially own less than, directly or indirectly, 51% of our Common Equity, and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) owns, directly or indirectly, a majority of our Common Equity, (ii) we consolidate with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets or our assets and our Subsidiaries (taken as a whole) to any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where our outstanding Voting Stock, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person and the beneficial owners of our Voting Stock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee Person immediately after such transaction, (iii) we, either individually or in conjunction with one or more Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of our properties and assets and our Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any Person (other than us or a Wholly-Owned Subsidiary), (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our stockholders was approved by either (A) a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) a Permitted Holder) cease for any reason to constitute a majority of our Board of Directors then in office or (v) we, either in one transaction or a series of related transactions, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets comprising the Refinery.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Mortgage and any other agreement, document or instrument pursuant to which a Lien is granted by the issuer or a Subsidiary Guarantor to secure any Secured Obligations or under which rights or remedies with respect to any such Lien are governed.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors or managing directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, members, managers or others that control the management and policies of such Person.

“Consolidated Amortization Expense” of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

“Consolidated Change in Working Capital” means, for any period, the aggregate amount of cash provided by (used in) working capital items as (or as should be) set forth in our consolidated statement of cash flows for such period prepared in accordance with GAAP.

“Consolidated Depreciation Expense” of any Person for any period means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, with respect to any determination date, the ratio of (i) EBITDA for such Person’s four full fiscal quarters immediately preceding the determination date, to (ii) the aggregate Fixed Charges of such Person for such four fiscal quarters. In making such computations, (i) EBITDA and Fixed Charges shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock issued after the first day of such period of four full fiscal quarters referred to in the covenant described in paragraph (a) under “—Certain Covenants—Limitations on Additional Indebtedness” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such four quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by us or any Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of ours or any Subsidiary prior to the stated maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four quarter period; (ii) the Fixed Charges attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under “—Certain Covenants—Limitations on Additional Indebtedness” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at our option, a fixed or floating rate of interest, shall be computed by applying, at our option, either the fixed or floating rate; (iii) the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under “—Certain Covenants—Limitations on Additional Indebtedness” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable four quarter period we have permanently retired any Indebtedness, Fixed Charges shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period.

“Consolidated Interest Expense” means, without duplication, with respect to any Person for any period, the sum of the interest expense on all Indebtedness of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, (iii) the net costs associated with Hedging Obligations related to Indebtedness, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all interest payable with respect to discontinued operations, and (x) all interest on any Indebtedness of any other Person guaranteed by the referent Person or any of its Subsidiaries.

“Consolidated Net Income” of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Wholly-Owned Subsidiaries in the form of cash dividends during such period; (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Subsidiaries; (iii) the net income of any Subsidiary of the referent Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period; (iv) any gain (but not loss), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries or (b) any Asset Sale by the referent Person or any of its Subsidiaries, (v) any extraordinary gain (but not extraordinary loss), together with any related provision for taxes on any such extraordinary gain, realized by the referent Person or any of its Subsidiaries during such period; (vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and (vii) for purposes of any calculation under (iii) of the covenant described under “—Limitations on Restricted Payments,” (x) any gain, together with any related provision for taxes on any such gain, from insurance, litigation or otherwise related to the rupture that occurred in Line 6B pipeline on Enbridge’s Lakehead system in Michigan on July 26, 2010 and (y) any reduction in Consolidated Income Tax Expense attributable to periods ending on or prior to November 30, 2010; and provided, further, that any net income referred to in clause (iii) above that is received in cash by the referent Person or one of its Subsidiaries during such period shall be included in the consolidated net income of the referent Person.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by us or any of our Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by our principal executive officer and our principal financial officer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

“Discharge” means, with respect to the Obligations of any Person or any of its Related Secured Parties under the Indenture Documents to which they are a party or which are entered into by the issuer or any Subsidiary Guarantor for their benefit: (a) payment in full in cash of the principal of and interest (including any Post-Petition Amounts in the nature of interest) on all such Obligations held or owed to such Party and its Related Secured Parties; (b) payment in full in cash of all such other Obligations held or owed to such Party and its Related Secured Parties that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any Post-Petition Amounts in the nature of fees, costs, expenses and other amounts); (c) termination or expiration of all commitments, if any, to extend credit that would give rise to such Obligations held or owed to such Party and its Related Secured Parties; (d) termination or cash collateralization of all letters of credit the reimbursement or payment obligations in respect of which constitute such Obligations held or owed to such Party and its Related Secured Parties (any such cash collateralization to be in an amount and manner reasonably satisfactory to such Party, but in no event shall such amount be greater than 105% of the aggregate undrawn face amount of such letters of credit); and (e) adequate provision (as agreed to by such Party or otherwise determined by a court of competent jurisdiction) has been made for any contingent or unliquidated Obligations held or owed to such Party and its Related Secured Parties in respect of claims, causes of action or other monetary liabilities that have been asserted, or threatened in writing (and which would reasonably be expected to be asserted), against such Party and its Related Secured Parties, and of which such Party shall have informed in writing each other Party concurrently with the satisfaction of each of the requirements set forth in clauses (a) through (d) above.

“Disqualified Capital Stock” means any Capital Stock of such Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any to its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the final maturity date of the notes; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“EBITDA” means, with respect to any Person for any period, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Income Tax Expense, (iii) Consolidated Amortization Expense (but only to the extent not included in Fixed Charges), (iv) Consolidated Depreciation Expense, (v) Fixed Charges, (vi) prepayment or make-whole payments incurred in connection with the repayment of Indebtedness on the date of the Indenture, and (vii) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) of such Person and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (provided, however, that the amounts set forth in clauses (ii) through (vii) shall be included without duplication and only to the extent such amounts reduce Consolidated Net Income), less the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increase Consolidated Net Income.

“Equity Offering” means an offering or sale of Capital Stock (other than Disqualified Capital Stock) of United Refining Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act or pursuant to an exemption from the registration requirements thereof.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excess Cash” means, as of any date of determination, our cash and cash equivalents minus the aggregate principal amount of our outstanding borrowings under the Revolving Credit Facility, in each case, as (or as should be) set forth on our balance sheet as of such date of determination prepared in accordance with GAAP.

“Excess Cash Flow” means, for any fiscal period, an amount equal to:

(i) our EBITDA for such period (provided that any cash gain that would have been excluded from Consolidated Net Income pursuant to clause (v) of the definition thereof will be included in calculating EBITDA for this purpose); less

(ii) the sum of (a) the amount of our Capital Expenditures made in cash for such period to the extent financed with internally generated funds and (b) Investments in Unrestricted Subsidiaries to finance Capital Expenditures during such period; less

(iii) the amount of our Fixed Charges and any related financing fees paid in cash for such period; less

(iv) the aggregate amount of cash paid by us for all federal, state, local and foreign income taxes or pursuant to the Tax Sharing Agreement during such period; less

(v) the aggregate amount of scheduled payments of principal of long term Indebtedness (other than working capital Indebtedness and other than the notes) made using internally generated funds; plus

(vi) Consolidated Change in Working Capital for such period.

“Excess Cash Flow Offer Amount” means, with respect to any Excess Cash Flow Offer, an amount equal to (x) 50% of our Excess Cash Flow for the twelve month period ending February 28th (or in the case of a leap year, February 29th), immediately preceding such Offer Date minus (y) the principal amount of notes, if any, purchased by us and retired during such period in open market transactions or pursuant to the “Optional Redemption” provisions, in each case, with internally generated funds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all of our and our Subsidiaries’ Indebtedness that is outstanding on the Issue Date other than Indebtedness described under clauses (i), (iv), (v), (vi) of the definition of “Permitted Indebtedness.”

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the issuer; provided that, solely for purposes of the covenant described under the caption “Limitations on Asset Sales,” the issuer’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if applicable assets are Notes Collateral and their Fair Market Value exceeds $10.0 million.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) the Consolidated Interest Expense of such Person and its Subsidiaries for such period, and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person or a Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local or equivalent foreign statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any swap agreement, collar agreement or other similar agreement or arrangement relating to interest rates or designed to mitigate currency or commodity price risk.

“Indebtedness” of any Person at any date means, without duplication:

(i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue by more than 60 days according to the original terms of sale unless such payable is being contested in good faith;

(v) the maximum fixed repurchase price of all Disqualified Capital Stock of such Person;

(vi) all Capitalized Lease Obligations of such Person;

(vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of ours or our Subsidiaries that is guaranteed by us or our Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of ours and our Subsidiaries on a consolidated basis; and

(ix) all Attributable Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

“Indenture Documents” means the Notes, any Additional Notes, the Indenture, the subsidiary guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means all Obligations in respect of the Notes, any Additional Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding and all other Post-Petition Amounts.

“Independent Director” means a director of ours who has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from us or any of our Affiliates, other than customary directors fees for serving on our or any Affiliate Board of Directors and reimbursement of out-of-pocket expenses for attendance at our or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing in the United States that is, in the reasonable judgment of our Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to us and our Affiliates.

“Index Amount” means, for any year, an amount equal to the percentage increase, if any, in the Index as of the end of such year when compared to the Index in effect at the end of the previous year multiplied by the applicable amount of total compensation for such year. The “Index” means the Consumer Price Index for all Urban Consumers (CPI-U), Northeast, all items, 1982-84 = 100, published by the Bureau of Labor Statistics of the U.S. Department of Labor or if at any time such Index is not published, any substitute index designated by United Refining Company and appropriately adjusted.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if either Moody’s or S&P or both shall not make a rating on the Notes publicly available, an equivalent rating from a nationally recognized statistical rating agency or agencies, as the case may be, selected by the issuer that shall be substituted for Moody’s or S&P or both.

“Investments” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or similar credit extensions constituting Indebtedness of such other Person, and any guarantee of any obligation of any other Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means the date on which the notes are initially issued.

“Lien” means, with respect to any asset or property, any mortgage, deed of trust, debenture, fiduciary transfer, fiduciary assignment, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law (including without limitation any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Agreements” means (i) the Management Agreement, dated September 29, 2000, between United Refining Holdings, Inc. and United Refining Company of Pennsylvania and (ii) the Management Agreement, dated July 12, 2002, between United Refining, Inc. and Country Fair, Inc., each as subsequently amended, restated or replaced from time to time in any manner resulting in the terms and conditions of such Management Agreement being no less favorable to us and any of our Subsidiaries as on the Issue Date.

“Mineral Assets” means all (i) mineral and mineral rights, including, without limitation, all oil, coal, gas and coalbed methane, (ii) as-extracted collateral and (iii) leases, subleases, licenses, mineral or other agreements of a similar kind that permit the extraction or taking of any gas, oil, coal, water or other minerals from the real property in return for payment of any fee, rent or royalty.

“Mortgage” means the open-end mortgage, security agreement, assignment of leases and rents and fixture filing and any other document or instrument under which the Liens on the Refinery are granted to secure any Secured Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than us or any Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien therein and (iv) appropriate amounts to be provided by us or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by us or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“New Pipeline” means a pipeline to be located above, under or adjacent to the Pipeline.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness of ours or any of our Subsidiaries incurred (a) to finance the purchase of any assets of ours or any of our Subsidiaries within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in “additions to property, plant and equipment” in accordance with GAAP, (d) to the extent that such Indebtedness is non-recourse to us or any of our Subsidiaries or any of their respective assets other than the assets so purchased, and (e) to the extent the purchase of such assets is not part of an acquisition of any Person.

“Notes Collateral” shall have the meaning set forth in the Section entitled “—Security—Collateral Documents.”

“Notes Secured Parties” shall have the meaning set forth in the section entitled “—Security—Collateral Documents.”

“Obligations” means any principal, interest, premiums, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Payment Restriction”, with respect to a Subsidiary of any Person, means any encumbrance, restriction of limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary or such Person or (c) transfer any of its properties or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances or transfer or properties or assets.

“Permitted Holders” means John A. Catsimatidis and his Related Parties.

“Permitted Indebtedness” means any of the following:

(i) Indebtedness under the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $130.0 million or (2) 90% of the book value of the eligible accounts receivable and 85% of our and our Subsidiaries’ inventory, calculated on a consolidated basis and in accordance with GAAP;

(ii) Indebtedness under the notes and the subsidiary guarantees (excluding any Additional Notes);

(iii) Existing Indebtedness;

(iv) Indebtedness under (a) Hedging Obligations related to interest, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph (a) of the “Limitations on Additional Indebtedness” covenant, (2) the notional principal amount of such Hedging Obligations does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate and (3) such Hedging Obligations were not incurred for speculative purposes and (b) Hedging Obligations related to currency or commodity prices, provided that such Hedging Obligations were not incurred for speculative purposes;

(v) our Indebtedness to a Subsidiary and Indebtedness of any Subsidiary to us or a Subsidiary; provided, however, that upon either (1) the subsequent issuance (other than directors’ qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or (2) the transfer or other disposition of any such Indebtedness (except to us or a Subsidiary), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of paragraph (a) of the “Limitations on Additional Indebtedness” covenant at the time the Subsidiary in question ceased to be a Subsidiary or the time such transfer or other disposition occurred;

(vi) Indebtedness in respect of bid, performance or surety bonds issued for our account in the ordinary course of business, including guarantees or our obligations with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(vii) Refinancing Indebtedness;

(viii) Non-Recourse Purchase Money Indebtedness (including Capitalized Lease Obligations) incurred by us or any Subsidiary;

(ix) Purchase Money Indebtedness (including Capitalized Lease Obligations) incurred by us or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed $15.0 million; and

(x) other Indebtedness of ours and our Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $15.0 million.

“Permitted Liens” means:

(i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP;

(ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other Liens imposed by law arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business;

(v) easements, rights-of-way, claims of any kind, restrictions (including zoning restrictions), covenants, license, protrusions and other similar charges or encumbrances and minor title deficiencies in respect of real property not interfering in any material respect with the ordinary conduct of our business or any of our Subsidiaries and not materially affecting the value of the property subject thereto;

(vi) leases, subleases or licenses granted to others not interfering in any material respect with the ordinary conduct of our business or any of our Subsidiaries and not materially adversely affecting the value of the property subject thereto;

(vii) Liens securing Acquired Indebtedness, provided that such Liens (x) are not incurred in connection with, or in contemplation of, the acquisition of the property or assets acquired and (y) do not extend to or cover any of our or any of our Subsidiaries’ property or assets other than the property or assets so acquired;

(viii) Liens securing Refinancing Indebtedness to the extent incurred to repay, refinance or refund Indebtedness that is secured by Liens outstanding as of the Issue Date, provided that such Refinancing

Indebtedness shall be secured solely by the assets securing the outstanding Indebtedness being repaid, refinanced or refunded, and provided further, that the outstanding principal amount of Indebtedness secured thereby is not increased other than by the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, provided further that for the purposes of clause (5) of the definition of “Excluded Assets,” this clause (viii) shall be limited to Liens securing Refinancing Indebtedness incurred to repay, refinance or refund Indebtedness that is secured by Permitted Liens described in clauses (vii) and (xiv) of this definition regardless of whether such Permitted Lien was outstanding as of the Issue Date;

(ix) Liens that secure Sale and Leaseback Transactions that are permitted to be incurred under the covenants described under “Limitations on Additional Indebtedness” and “Limitations on Sale and Leaseback Transactions” that extend to or cover property and assets acquired by us or a Subsidiary prior to or on the Issue Date in an aggregate amount at any time outstanding not to exceed $10.0 million or that extend to or cover property and assets acquired by us or a Subsidiary after the Issue Date;

(x) Liens securing Indebtedness between us and our Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries;

(xi) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (after giving effect to the application of the proceeds of the notes);

(xii) Liens on accounts receivable and inventory and related intangibles (and the proceeds of the foregoing), including the RCF Collateral, securing the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $130.0 million or (2) 90% of the book value of the eligible accounts receivable and 85% of our and our Subsidiaries’ inventory, calculated on a consolidated basis and in accordance with GAAP;

(xiii) Liens on the Notes Collateral securing Additional Notes and the subsidiary guarantees; provided that at the time of the incurrence thereof, after giving effect to such incurrence and the application of the net proceeds therefrom, the Secured Debt Ratio did not exceed 3.0 to 1.0;

(xiv) Liens securing Purchase Money Indebtedness (including Capitalized Lease Obligations), provided, that such Liens extend only to the property or access or other rights being acquired and such Lien is created within 90 days of the purchase of such property or access or other rights in favor of the holders of such Purchase Money Indebtedness (including Capitalized Lease Obligations);

(xv) Liens on the Notes Collateral securing the notes (excluding any Additional Notes), Hedging Obligations and the subsidiary guarantees;

(xvi) Liens securing Indebtedness in an amount not to exceed $15.0 million at any time outstanding;

(xvii) Liens on the stock of a newly-created Subsidiary, assets relating to such stock, the New Pipeline and assets relating to the New Pipeline which secure Indebtedness incurred to finance the construction of the New Pipeline and access rights in favor of the holder of such Indebtedness, provided that in connection with any mortgage or pledge of the New Pipeline and/or rights to the underlying easements, Kiantone Pipeline Corporation and any successor or assign (including the Collateral Agent or a purchaser on the exercise of remedies under the Collateral Documents) shall have received from the lenders providing such financing customary non-disturbance protections and access rights with respect to the Pipeline and related easements;

(xviii) Liens on raw materials in transit; and

(xix) encumbrances typically found upon the real property used for mining purposes in the applicable jurisdiction in which the real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property of similar use and configuration to such real property (e.g. mineral leases, licenses, mineral or other agreements of a similar kind that permit the extraction or taking of any gas, oil, coal, water or other minerals from the real property in return for payment of any fee, rent or royalty, surface right agreements, wheelage agreements, and reconveyance agreements); provided that with respect to property described in the Mortgage, such encumbrances do not, in any case, individually or in the aggregate, materially detract from the value of the Refinery or interfere in any material respect with the ordinary conduct of the business or operation of the issuer or any subsidiary guarantor as presently conducted on, at or with respect to the Refinery.

“Person” means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Pipeline” means the Kiantone Pipeline, a 78-mile pipeline owned by Kiantone Pipeline Corporation which connects with the Enbridge pipeline system in West Seneca, New York.

“Plan of Liquidation”, with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Post-Petition Amounts” means, with respect to any Obligations, all interest, fees, costs, expenses and other amounts that would accrue and become due after commencement of any insolvency or liquidation proceeding but for commencement of such insolvency or liquidation proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such insolvency or liquidation proceeding.

“Purchase Money Indebtedness” means Indebtedness of ours or any of our Subsidiaries incurred (a) to finance the purchase of any of our or any of our Subsidiaries’ assets within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in “additions to property, plant and equipment” in accordance with GAAP, and (d) to the extent the purchase of such assets is not part of an acquisition of any Person.

“RCF Agent” means the agent under the Revolving Credit Facility and shall initially be the administrative agent for the lenders under the Revolving Credit Facility, together with its successors and permitted assigns in such capacity.

“RCF Claims” means all Obligations secured by a Permitted Lien described in clause (xii) of the definitio thereof.

“RCF Collateral” shall have the meaning set forth in the section entitled “—Security—Collateral Documents.”

“RCF Security Agreement” shall have the meaning set forth in the section entitled “—Security–Collateral Documents.”

“Refinancing Indebtedness” means Indebtedness of ours or a Subsidiary of ours issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, “repay”), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an “amendment”), any Indebtedness of ours or any of our Subsidiaries incurred pursuant to clauses (ii), (iii) or (viii) of the definition of “Permitted Indebtedness” or incurred pursuant to the Fixed Charge Coverage Ratio test of the covenant described under “Limitations on Additional Indebtedness” in a principal amount not in excess of the principal amount of the Indebtedness so repaid or amended other than by the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith; provided that: (i) the Refinancing Indebtedness is the obligation of the same Person, and is subordinated to the notes, if at all, to the same extent, as the Indebtedness being repaid or amended; (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being repaid or amended or (b) after the maturity date of the notes; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the notes; and (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Indebtedness being repaid or amended is secured.

“Refinery” means the issuer-owned refinery located on a 92-acre site in Warren, Pennsylvania.

“Refinery Property” shall have the meaning set forth in the section entitled “—Security—Release of Liens.”

“Related Business” means any business that is closely related to or complements our or our Subsidiaries’ business as such business exists on the Issue Date.

“Related Business Investment” means any Investment directly by us or our Subsidiaries in any business that is closely related to or complements our or our Subsidiaries’ business as such business exists on the Issue Date.

“Related Party” with respect to any Person means (i) any controlling Stockholder, any 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (i).

“Restricted Debt Payment” means any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by us or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Investment” with respect to any Person, means any Investment by such Person (other than investments in Cash Equivalents) in any Person that is not a Subsidiary, including its Unrestricted Subsidiaries, if any.

“Restricted Payment” means with respect to any Person: (i) the declaration of any dividend (other than a dividend declared by a Wholly Owned Subsidiary to holders of its Common Equity) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person’s Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of the Capital Stock of such Person or any direct or indirect parent of such person or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock); (iii) any Restricted Investment; (iv) any Restricted Debt Payment; or (v) any payments under the Servicing Agreement in excess of $2 million per fiscal year.

“Revolving Credit Facility” means one or more credit facilities with banks or institutional lenders providing for revolving credit, term loans or letters of credit including without limitation, that certain Amended and Restated Credit Agreement, dated as of July 12, 2002, as amended by that Amendment No. 1 to Credit Agreement, dated as of November 27, 2002, as amended by that Limited Waiver and Amendment No. 2, dated as of February 19, 2003, as amended by that Limited Waiver and Amendment No. 3, dated as of March 24, 2003, as amended by that Amendment No. 4 to Credit Agreement, dated as of January 27, 2004, as amended by that

Amendment No. 5 to Credit Agreement, dated as of August 6, 2004, as amended by that Amendment No. 6 to Credit Agreement, dated as of April 19, 2005, as amended by that Amendment No. 7 to Credit Agreement, dated as of November 27, 2006, as amended by that Amendment No. 8 to Credit Agreement, dated as of November 21, 2008, as amended by Amendment No. 9 to Credit Agreement, dated as of January 14, 2011 and as amended by Amendment No. 10 to Credit Agreement dated as of February 3, 2011, among us, United Refining Company of Pennsylvania, Kiantone Pipeline Corporation, Country Fair, Inc., Kwik-Fill Corporation and the Banks party thereto and PNC Bank, National Association, as Agent.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

“Secured Debt” of any Person means Indebtedness secured by a Lien on any property or asset now owned or hereafter acquired by such Person, or on any income or profits therefrom, or any assignment or conveyance of any right to receive income therefrom.

“Secured Debt Ratio” means, as of any date of determination, the ratio of our and our Subsidiaries’ Secured Debt, determined on a consolidated basis and in accordance with GAAP, as of that date to our EBITDA for the four full fiscal quarters immediately preceding the determination date, with such adjustments to the amount of Secured Debt and EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that for purposes of such calculation (i) all Non Recourse Purchase Money Indebtedness shall be excluded and (ii) up to $20.0 million of Indebtedness outstanding under the Revolving Credit Facility shall be excluded.

“Secured Obligations” means the Indenture Obligations and the Specified Hedging Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, to be dated as of the date of the Indenture, by the issuer in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Servicing Agreement” means that certain agreement between Red Apple Group, Inc. and us, dated June 9, 1997, pursuant to which we shall pay to Red Apple Group, Inc. for the use of Red Apple Group, Inc.’s New York headquarters, as such agreement may be amended from time to time, and any arrangement concerning the same subject matter between us and John A. Catsimatidis and/or any of his Affiliates, whether such arrangement is in writing or conducted on a de facto basis, or a replacement thereof or in addition thereto.

“Specified Hedging Obligations” means Hedging Obligations designated by us in a notice to the Collateral Agent as “Specified Hedging Obligations”, entitled to be included in the Secured Obligations.

“Subordinated Indebtedness” means Indebtedness of ours or any Subsidiary that is subordinated in right of payment to the notes or the subsidiary guarantees, respectively.

“Subsidiary” of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity, other than any such person designated as an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

“Subsidiary Guarantors” means each of Country Fair, Inc., Kiantone Pipeline Corporation, Kiantone Pipeline Company, United Jet Center, Inc., United Refining Company of Pennsylvania, Kwik-Fill Corporation, Independent Gasoline and Oil Company of Rochester, Inc., Bell Oil Corp., PPC, Inc., Super Test Petroleum, Inc., Kwik-Fil, Inc. and Vulcan Asphalt Refining Corporation and each other person who is required to become a Subsidiary Guarantor by the terms of the Indenture.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of June 9, 1997, by and among Red Apple Group, Inc., us and certain of our affiliates, as in effect on the Issue Date and as amended from time to time thereafter; provided that any such amendment does not increase the liability or decrease our or any of our Subsidiaries’ rights under the Tax Sharing Agreement.

“Unrestricted Subsidiary” means each of our Subsidiaries so designated by a resolution adopted by our Board of Directors and whose creditors have no direct or indirect recourse (including without limitation recourse with respect to the payment of principal of or interest on Indebtedness of such Subsidiary) to us or a Subsidiary; provided, however, that (x) our Board of Directors will be prohibited from designating as an Unrestricted Subsidiary any Subsidiary existing on the date of the Indenture and (y) at the time of such designation, the issuer must be permitted to make (and shall be deemed to have made) under the covenant described under “—Certain Covenants—Limitations on Restricted Payments” a Restricted Payment in an amount equal to the net asset value of such Subsidiary. Our Board of Directors may designate an Unrestricted Subsidiary to be a Subsidiary, provided that (i) any such redesignation shall be deemed to be an incurrence by us and our Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the “Limitations on Additional Indebtedness” covenant in the Indenture as of the date of such redesignation and (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, we and our Subsidiaries could incur $1 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the “Limitations on Additional Indebtedness” covenant described above. Any such designation or redesignation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation or redesignation and an Officer’s Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

“Voting Stock,” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Weighted Average Life to Maturity,” when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of ours means a Subsidiary of ours, of which 100% of the Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by us or through one or more of our Wholly-Owned Subsidiaries.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of U.S. federal income tax consequences of the exchange offer to a holder of old notes that purchased the old notes pursuant to their original issue and that holds the old notes and will hold the new notes as capital assets, but does not address any other aspects of U.S. federal income tax consequences to holders of the old notes or new notes. It does not address specific tax consequences that may be relevant to particular persons who are subject to special rules under the Internal Revenue Code of 1986, as amended, (the “Code”), including banks, financial institutions, broker dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass through entities, expatriates, tax exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction or consequences under any U.S. federal tax laws other than income tax law.

This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service (the “IRS”) or on the courts, and no ruling will be sought from the IRS with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Service will agree with such statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a holder’s decision to exchange old notes for new notes. Persons considering the exchange of old notes for new notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging notes and of owning the old notes or the new notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of an Old Note for a New Note Pursuant to the Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize gain or loss on such exchange, the holder’s tax basis in the new note will be the same as its tax basis in the old note immediately before the exchange and the holder’s holding period in the new note will include its holding period in the old note.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of the Notes—Change of Control”), we may be obligated to pay amounts on the new notes that are in excess of stated interest or principal on the new notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under those regulations, one or more contingencies will not cause the new notes to be treated as contingent payment debt instruments if, as of the issue date, such contingencies in the aggregate are considered remote or incidental or, in certain circumstances, if it is significantly more likely than not that none of the contingencies will occur. We believe that the potential for additional payments on the new notes should not cause the new notes to be treated as contingent payment debt instruments. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the IRS may take a different position, which could require a holder to accrue income on its new notes in excess of stated interest and any otherwise applicable original issue discount (“OID”), described below, and to treat any income realized on the taxable disposition of a note as ordinary income rather than capital gain. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the new notes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a new note that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the U.S., (ii) an entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Stated Interest. Stated interest generally will be included in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time that the interest is paid or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Taxation of Original Issue Discount. The new notes will be treated as issued with OID for U.S. federal income tax purposes to the extent that the stated principal amount of the notes exceeds their “issue price,” provided such excess is more than a statutorily defined de minimis amount. The “issue price” of the notes will be the first price at which a substantial amount of the notes are sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent, or wholesaler). A U.S. Holder generally must include any OID in gross income (as ordinary income) as it accrues, in advance of the receipt of cash attributable to that income (regardless of the U.S. Holder’s regular method of tax accounting).

The amount of OID, if any, that a U.S. Holder must include in income in a taxable year will generally equal the sum of the “daily portions” of OID with respect to the note for each day during such taxable year in which such U.S. Holder held the note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of interest or principal occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less any stated interest attributable to such accrual period. OID allocable to a final accrual period is the difference between the stated principal amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of the note is the discount rate that causes the present value of all scheduled payments on the note as of its original issue date to equal the issue price of such note. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period.

The rules regarding OID are complex and the rules above may not apply in all cases. Accordingly, U.S. Holders should consult their own tax advisors regarding their application.

Sale or Other Taxable Disposition. In the case of a sale or other taxable disposition (including a retirement or redemption) of a new note, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized on such disposition (other than any proceeds attributable to accrued but unpaid stated interest, which will be taxed as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the new note. The amount realized generally will include the amount of any cash and the fair market value of any other property received for the note. The holder’s adjusted tax basis in the new note generally will equal the amount the holder paid for the old note, increased by OID, if any, that such holder has previously included in income.

Any gain or loss recognized on the sale or other taxable disposition of a note generally will be treated as a capital gain or loss. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of such disposition, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are generally entitled to a preferential tax rate on long-term capital gains. All taxpayers generally are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding. U.S. Holders are generally subject to information reporting in connection with payments of stated interest on the new notes, accruals of OID, and the gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of notes, unless the U.S. Holder is an exempt recipient such as a corporation. A U.S. Holder will be subject to backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) on such amounts if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”);

•	furnishes an incorrect TIN;

•	is notified by the IRS that he or she is subject to backup withholding due to a prior failure to report payments of interest or dividends properly; or

•

fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct taxpayer identification number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

For purposes of this discussion, (1) a “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder and (2) any interest income (including any OID) and any gain realized on the sale or other taxable disposition (including a retirement or redemption) of a note will be considered “U.S. trade or business income” if such interest income or gain is effectively connected with the conduct of a trade or business in the United States.

Taxation of Interest. Subject to the summary of backup withholding rules below, payments of interest (which, for purposes of this discussion of Non-U.S. Holders, includes any OID) on a new note to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and the interest qualifies as “portfolio interest.” Generally, interest on a note will qualify as portfolio interest if we or our paying agent receives a certification, described below, and the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all of our voting stock;

•	a controlled foreign corporation related (actually or by attribution) to us; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code.

To qualify for portfolio interest treatment, a Non-U.S. Holder generally must provide us or our paying agent, prior to payment, with a properly completed IRS Form W-8BEN (or the appropriate successor form) under penalties of perjury, which provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is a Non-U.S. Holder.

A Non-U.S. Holder that does not qualify for portfolio interest treatment generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest unless (1) such Non-U.S. Holder certifies its entitlement (generally on an IRS Form W-8BEN) to an exemption from or reduction in such tax under an applicable income tax treaty or (2) the interest is U.S. trade or business income and the holder provides us or our paying agent, prior to payment, with a properly completed IRS Form W-8ECI (or the appropriate successor form).

If the payments of interest on a note are U.S. trade or business income, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (unless an applicable income tax treaty provides otherwise). If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) on the “dividend equivalent amount.”

Sale or Other Taxable Disposition. Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale or other taxable disposition (including a retirement or redemption) of a new note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is U.S. trade or business income, in which case such gain generally will be taxed in the same manner as interest that is U.S. trade or business income, as discussed above; or

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case such gain (net of certain U.S. source losses) would generally be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder and the amount of tax, if any, withheld from these payments. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established.

The payment of the gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the gross proceeds from a taxable disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the broker is a U.S. person or has certain types of relationships with the U.S. (a “U.S. related person”). Where the payment of the gross proceeds from a taxable disposition of the notes is made to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Prospective purchasers should consult their own advisors on the U.S. federal, state, local and foreign tax consequences of their purchase, ownership, and disposition of the new notes, and on the consequences of any changes in applicable law.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

The exchange offer is not being made to, nor will the issuer or the subsidiary guarantors accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the new notes and is not an “affiliate,” as defined under the Securities Act, of the issuer or any subsidiary guarantor.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

The issuer and the subsidiary guarantors shall use their best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time. The issuer shall provide sufficient copies of the latest version of such prospectus to broker-dealers promptly upon request at any time during such period in order to facilitate such resales.

A broker-dealer desiring that the exchange offer registration statement be kept continuously effective for resales of new notes must notify the issuer in writing that such broker-dealer acquired new notes as a result of market-making or other similar activities such that the broker-dealer would be required to deliver a prospectus under the Securities Act upon a subsequent sale or other disposition of the new notes. A broker-dealer making dispositions of new notes pursuant to the exchange offer registration statement will be required to suspend its use of the prospectus included in the exchange offer registration statement, as amended or supplemented, under specified circumstances upon receipt of written notice to that effect from the issuer.

We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers selling new notes in accordance with this “Plan of Distribution and Selling Restrictions” section) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the subsidiary guarantees offered hereby and certain legal matters relating thereto will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York, John R. Wagner, Esq., Vice President, General Counsel and Secretary of the issuer and subsidiaries, Pietragallo Gordon Alfano Bosick & Raspanti, LLP, Pittsburgh, Pennsylvania, with respect to PPC, Inc., an Ohio corporation, and Madden, Hauser, Wartell, Roth & Heller, P.C., Southfield, Michigan, with respect to Bell Oil Corp. and Super Test Petroleum, Inc., each Michigan corporations.

EXPERTS

The consolidated financial statements and schedule as of August 31, 2010 and 2009 and for each of the three years in the period ended August 31, 2010 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

United Refining Company

PROSPECTUS

OFFER TO EXCHANGE

$365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, for any and all outstanding 10.500% First Priority Senior Secured Notes due 2018

ALL TENDERED OLD NOTES,

EXECUTED LETTERS OF TRANSMITTAL AND

OTHER RELATED DOCUMENTS SHOULD

BE DIRECTED TO THE EXCHANGE AGENT.

QUESTIONS AND REQUESTS FOR ASSISTANCE

AND REQUESTS FOR ADDITIONAL COPIES

OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL

AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED

TO THE EXCHANGE AGENT AS FOLLOWS:

BY REGISTERED OR CERTIFIED MAIL:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mr. William Buckley

BY HAND OR OVERNIGHT COURIER:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mr. William Buckley

BY FACSIMILE:

(212) 298-1915

For information or confirmation by telephone: (212) 815-5788

(Originals of all documents submitted

by facsimile should be sent promptly by hand,

overnight courier or registered or certified mail.)

            , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers of United Refining Company

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Certificate of Incorporation and the Bylaws of United Refining Company (the “Issuer”).

Section 1741 of the Pennsylvania Business Corporation Law (the “PBCL”) grants Pennsylvania corporations, unless otherwise restricted by the corporation’s bylaws, the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

In the context of derivative or corporate actions, Section 1742 of the PBCL grants Pennsylvania corporations, unless otherwise restricted in the corporation’s bylaws, the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL further provides that, to the extent that a representative of a Pennsylvania corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL (relating to third-party actions) or Section 1742 of the PBCL (relating to derivative and corporate actions) or in defense of any claim, issue or matter therein, such representative shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. Under Section 1745 of the PBCL, expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in this subchapter may be paid by a Pennsylvania corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized herein or otherwise. Under Section 1746 of the PBCL, the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Section 1747 of the PBCL further provides that, unless otherwise restricted in its bylaws, a Pennsylvania corporation shall have power to purchase and maintain insurance.

Our Certificate of Incorporation and Bylaws do not contain provisions regarding the indemnification of our officers and directors.

We maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Indemnification of Directors and Officers of the Subsidiary Guarantors

The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificates of incorporation and the bylaws or similar organizational documents of each guarantor (other than the issuer) guaranteeing the issuer’s 10.500% First Priority Senior Secured Notes due 2018.

Delaware Subsidiary Guarantors

United Jet Center, Inc. (“UJCI”) and Vulcan Asphalt Refining Corporation (“VARC”), each a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants Delaware corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants Delaware corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The Certificate of Incorporation of UJCI and the Certificate of Incorporation and Bylaws of VARC provide for indemnification of the directors, officers, employers and other agents of UJCI and VARC, respectively, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same shall be amended and supplemented.

Article Seven of the UJCI Certificate of Incorporation provides for the elimination of personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in the cases of director liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper benefit.

Article Eight of the VARC Certificate of Incorporation also provides for the elimination of personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the extent permitted by the DGCL, as amended and supplemented, provided that any amendment or repeal of such provision shall not apply to or affect the liability of any director with respect to acts or omissions occurring prior to such amendment or repeal. In addition, Section 5.1 of the VARC Bylaws provides for indemnification of directors and officers in language consistent with Section 145 of the DGCL.

The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including UJCI and VARC, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Michigan Subsidiary Guarantors

Bell Oil Corp. (“BOC”) and Super Test Petroleum, Inc. (“STPI”), each a Michigan Corporation.

Sections 561 and 562 of the Michigan Business Corporation Act (the “MBCA”) provide that a Michigan corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including an action by or in the right of the corporation to procure judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful.

Section 563 of the MBCA states that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or other in defense of an action, suit, or proceeding referred to in Sections 561 or 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys’ fee, incurred by him or her in connection with the action, suit or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

Under Section 565 of the MBCA, the indemnification or advancement of expenses is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement and continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

Section 567 of the MBCA grants Michigan corporations the power to purchase and maintain insurance on behalf of any person described above.

The Certificates of Incorporation and Bylaws of BOC and STPI do not contain provisions regarding the indemnification of its officers and directors.

The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including BOC and STPI, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

New York Subsidiary Guarantors

Independent Gasoline and Oil Company of Rochester, Inc. (“IGOCRI”), Kiantone Pipeline Corporation (“KPC”) and Kwik-Fil, Inc. (“K-FI”), each a New York corporation.

Section 722(a) of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in Section 722(a) of the NYBCL against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 721 of the NYBCL provides that the indemnification and advancement of expenses granted pursuant to the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the corporation’s certificate of incorporation or bylaws or, when authorized by such certificate of incorporation or bylaws, by duly authorized board or shareholder resolutions or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York superintendent of insurances, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except in circumstances involving acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, self-dealing, liability arising under Section 7.19 of the NYBCL or acts or omissions that occurred prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

The Certificates of Incorporation and Bylaws of IGOCRI, KPC and K-FI do not contain provisions regarding the indemnification of its officers and directors.

The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including IGOCRI, KPC and K-FI, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Ohio Subsidiary Guarantors

PPC, INC. (“PPCI”), an Ohio Corporation.

Sections 1701.13(E)(1)-(2) of the Ohio General Corporation Law (the “OGCL”) provide that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

Under Section 1701.13(E)(3) of the OGCL, to the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 1701.13(E)(1) or (2) of the OGCL, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

Section 1701.13(E)(5)(b) of the OGCL provides that expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking.

Section 1701.13(E)(6) of the OGCL states that the indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 1701.13(E)(7) of the OGCL grants Ohio corporations the power to purchase and maintain insurance on behalf of or for its officers and directors.

The Certificate of Incorporation and Bylaws of PPCI do not contain any provisions regarding the indemnification of its officers and directors.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including PPCI, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Pennsylvania Subsidiary Guarantors

Country Fair, Inc. (“CFI”), Kiantone Pipeline Company (“KPCY”), Kwik Fill Corporation (“KFC”) and United Refining Company of Pennsylvania (“URCP”), each a Pennsylvania corporation.

As discussed in greater detail with respect to the Issuer above, Sections 1741-1747 of the Pennsylvania Business Corporations Law grant Pennsylvania corporations, unless otherwise restricted by the corporation’s Bylaws, the power to indemnify representatives of the corporation.

Article VIII of the Bylaws of KFC contains provisions requiring indemnification of its directors and officers to the fullest extent permitted by law and permitting it to maintain insurance to protect itself and its directors or officers against liability arising out of such directors’ and officers’ service to KFC.

The Certificates of Incorporation of CFI, KPCY, KFC and URCP, as well as the Bylaws of CFI, KPCY and URCP, do not contain any provisions regarding the indemnification of their respective officers and directors.

The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including CFI, KPCY, KFC and URCP, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of United Refining Company (“URC”). Incorporated by reference to Exhibit 3.1 to URC’s Registration Statement on Form S-4 (File No. 333-35083) filed on September 5, 1997 (the “Registration Statement”).

3.2	Bylaws of URC. Incorporated by reference to Exhibit 3.2 to the Registration Statement.

3.3	Certificate of Incorporation of United Refining Company of Pennsylvania (“URCP”). Incorporated by reference to Exhibit 3.3 to the Registration Statement.

3.4	Bylaws of URCP. Incorporated by reference to Exhibit 3.4 to the Registration Statement.

3.5	Certificate of Incorporation of Kiantone Pipeline Corporation (“KPC”). Incorporated by reference to Exhibit 3.5 to the Registration Statement.

3.6	Bylaws of KPC. Incorporated by reference to Exhibit 3.6 to the Registration Statement.

3.7	Certificate of Incorporation of Kiantone Pipeline Company (“KPCY”). Incorporated by reference to Exhibit 3.7 to the Registration Statement.

3.8	Bylaws of KPCY. Incorporated by reference to Exhibit 3.8 to the Registration Statement.

3.9	Certificate of Incorporation of Kwik Fill Corporation (“KFC”). Incorporated by reference to Exhibit 3.9 to the Registration Statement.

3.10	Bylaws of KFC. Incorporated by reference to Exhibit 3.10 to the Registration Statement.

3.11	Certificate of Incorporation of Independent Gasoline & Oil Company of Rochester, Inc. (“IGOCRI”). Incorporated by reference to Exhibit 3.11 to the Registration Statement.

3.12	Bylaws of IGOCRI. Incorporated by reference to Exhibit 3.12 to the Registration Statement.

3.13	Certificate of Incorporation of Bell Oil Corp. (“BOC”). Incorporated by reference to Exhibit 3.13 to the Registration Statement.

3.14	Bylaws of BOC. Incorporated by reference to Exhibit 3.14 to the Registration Statement.

3.15	Certificate of Incorporation of PPC, Inc. (“PPCI”). Incorporated by reference to Exhibit 3.15 to the Registration Statement.

3.16	Bylaws of PPCI. Incorporated by reference to Exhibit 3.16 to the Registration Statement.

3.17	Certificate of Incorporation of Super Test Petroleum, Inc. (“STPI”). Incorporated by reference to Exhibit 3.17 to the Registration Statement.

3.18	Bylaws of STPI. Incorporated by reference to Exhibit 3.18 to the Registration Statement.

3.19	Certificate of Incorporation of Kwik-Fil, Inc. (“K-FI”). Incorporated by reference to Exhibit 3.19 to the Registration Statement.

3.20	Bylaws of K-FI. Incorporated by reference to Exhibit 3.20 to the Registration Statement.

3.21	Certificate of Incorporation of Vulcan Asphalt Refining Corporation (“VARC”). Incorporated by reference to Exhibit 3.21 to the Registration Statement.

3.22	Bylaws of VARC. Incorporated by reference to Exhibit 3.22 to the Registration Statement.

3.23	Certificate of Incorporation of United Jet Center, Inc. (“UJCI”). Incorporated by reference to Exhibit 3.23 to the Registration Statement.

Exhibit No.	Description
3.24	Bylaws of UJCI. Incorporated by reference to Exhibit 3.24 to the Registration Statement.

3.25	Certificate of Incorporation of Country Fair, Inc. (“CFI”). Incorporated by reference to Exhibit 3.25 to the Registrant’s Registration Statement on Form S-4 (File No. 333-121348) filed on December 16, 2004

3.26	Bylaws of CFI. Incorporated by reference to Exhibit 3.26 to the Registrant’s Registration Statement on Form S-4 (File No. 333-121348) filed on December 16, 2004

4.1	First Supplemental Indenture, dated March 8, 2011, by and among URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, PPCI, STPI, K-FI, VARC and The Bank of New York Mellon, as trustee relating to the 10 1/2% Senior Notes due 2012 . Incorporated by reference to Exhibit 4.1 to URC’s Current Report on Form 8-K filed on March 11, 2011.

4.2	Indenture dated as of March 8, 2011, among URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, PPCI, STPI, K-FI, VARC and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, relating to the 10.500% First Priority Senior Secured Notes due 2018. Incorporated by reference to Exhibit 4.2 to URC’s amended Current Report on Form 8-K filed on March 22, 2011.

4.3	Form of Note (included in Exhibit 4.2).

5.1	Opinion of Ellenoff Grossman & Schole LLP.

5.2	Opinion of John R. Wagner, Esq.

5.3	Opinion of Pietragallo Gordon Alfano Bosick & Raspanti, LLP

5.4	Opinion of Madden, Hauser, Wartell, Roth & Heller, P.C.

10.1	Servicing Agreement dated June 9, 1997 between URC and Red Apple Group, Inc. Incorporated by reference to Exhibit 10.4 to the Registration Statement.

10.2	Amended and Restated Credit Agreement, dated May 18, 2011, by and among United Refining Company, United Refining Company of Pennsylvania, Kiantone Pipeline Corporation, Country Fair, Inc., the lenders party thereto, PNC Capital Markets LLC and Merrill Lynch, Pierce, Fenner & Smith Inc., as Co-Lead Arrangers and Joint Bookrunners, PNC Bank, National Association, as Administrative Agent and Bank of America, N.A., as Documentation Agent.

10.3	Purchase Agreement dated February 25, 2011, by and between United Refining Company and Credit Suisse Securities (USA) LLC relating to the purchase of $365,000,000 of 10.500% First Priority Senior Secured Notes Due 2018. Incorporated by reference to Exhibit 10.1 to URC’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2011.

10.4	Registration Rights Agreement dated March 8, 2011, between URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, STPI, K-FI, VARC and Credit Suisse Securities (USA) LLC, as representative for the several initial purchasers named therein. Incorporated by reference to Exhibit 4.4 to URC’s Current Report on Form 8-K filed on March 11, 2011.

10.5	Security Agreement, dated March 8, 2011, between URC and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent. Incorporated by reference to Exhibit 4.3 to URC’s Current Report on Form 8-K filed on March 11, 2011.

10.6	Intercreditor Agreement dated as of March 8, 2011, by and among The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, PNC Bank, National Association, as Agent for itself and the Bank Lenders, URC, URCP, KPC, CFI and K-FI. Incorporated by reference to Exhibit 10.1 to URC’s Current Report on Form 8-K filed on March 11, 2011.

Exhibit No.	Description
10.7	Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of March 8, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent. Incorporated by reference to Exhibit 10.2 to URC’s Current Report on Form 8-K filed on March 11, 2011.

12	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrants. A) Incorporated by reference to Exhibit 21.1 to the Registration Statement. B) Country Fair, Inc. incorporated in the Commonwealth of Pennsylvania in 1965, doing business as “Country Fair.”

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

23.2	Consent of John R. Wagner, Esq. (included in Exhibit 5.2).

23.3	Consent of Pietragallo Gordon Alfano Bosick & Raspanti, LLP (included in Exhibit 5.3).

23.4	Consent of Madden, Hauser, Wartell, Roth & Heller, P.C. (included in Exhibit 5.4).

23.5	Consent of BDO USA, LLP.

24.1*	Powers of Attorney (contained on the signature page to the registration statement).

25.1*	Statement of Eligibility of Trustee on Form T-1 relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.1*	Form of Letter of Transmittal relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.2*	Form of Notice of Guaranteed Delivery relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.4*	Form of Letter to Clients relating to the 10.500% First Priority Senior Secured Notes due 2018.

* Previously filed.

(b) Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm Schedule II—Valuation and Qualifying Accounts. Incorporated by reference to Item 15(a)(2) of URC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

ITEM 22.	UNDERTAKINGS

The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

UNITED REFINING COMPANY

By:	/S/ MYRON L. TURFITT
Myron L. Turfitt President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John A. Catsimatidis	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	President, Chief Operating Officer and Director	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

* MARTIN R. BRING	Director	May 19, 2011

* JACOB FEINSTEIN	Director	May 19, 2011

* KISHORE LALL	Director	May 19, 2011

* Douglas Lemmonds	Director	May 19, 2011

* ANDREW MALONEY	Director	May 19, 2011

* DENNIS MEHIEL	Director	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

UNITED REFINING COMPANY OF PENNSYLVANIA

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	President, Chief Operating Officer	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

KIANTONE PIPELINE CORPORATION

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	President, Chief Operating Officer and Director	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

KIANTONE PIPELINE COMPANY

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

UNITED JET CENTER, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

VULCAN ASPHALT REFINING CORPORATION

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

KWIK-FIL, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

KWIK-FILLCORPORATION

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

INDEPENDENT GASOLINE & OIL COMPANY OF ROCHESTER, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

BELL OIL CORP.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

PPC, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

SUPER TEST PETROLEUM, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	Executive Vice President	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, State of Pennsylvania, on May 19, 2011.

COUNTRY FAIR, INC.

Dated: May 19, 2011	By:	/S/ MYRON L. TURFITT
Myron L. Turfitt
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JOHN A. CATSIMATIDIS	Chairman of the Board (chief executive officer)	May 19, 2011

/S/ MYRON L. TURFITT MYRON L. TURFITT	President and Chief Operating Officer	May 19, 2011

/S/ JAMES E. MURPHY JAMES E. MURPHY	Vice President—Finance (principal financial officer and principal accounting officer)	May 19, 2011

*By:	/S/ JAMES E. MURPHY
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
3.1	Certificate of Incorporation of United Refining Company (“URC”). Incorporated by reference to Exhibit 3.1 to URC’s Registration Statement on Form S-4 (File No. 333-35083) filed on September 5, 1997 (the “Registration Statement”).

3.2	Bylaws of URC. Incorporated by reference to Exhibit 3.2 to the Registration Statement.

3.3	Certificate of Incorporation of United Refining Company of Pennsylvania (“URCP”). Incorporated by reference to Exhibit 3.3 to the Registration Statement.

3.4	Bylaws of URCP. Incorporated by reference to Exhibit 3.4 to the Registration Statement.

3.5	Certificate of Incorporation of Kiantone Pipeline Corporation (“KPC”). Incorporated by reference to Exhibit 3.5 to the Registration Statement.

3.6	Bylaws of KPC. Incorporated by reference to Exhibit 3.6 to the Registration Statement.

3.7	Certificate of Incorporation of Kiantone Pipeline Company (“KPCY”). Incorporated by reference to Exhibit 3.7 to the Registration Statement.

3.8	Bylaws of KPCY. Incorporated by reference to Exhibit 3.8 to the Registration Statement.

3.9	Certificate of Incorporation of Kwik Fill Corporation (“KFC”). Incorporated by reference to Exhibit 3.9 to the Registration Statement.

3.10	Bylaws of KFC. Incorporated by reference to Exhibit 3.10 to the Registration Statement.

3.11	Certificate of Incorporation of Independent Gasoline & Oil Company of Rochester, Inc. (“IGOCRI”). Incorporated by reference to Exhibit 3.11 to the Registration Statement.

3.12	Bylaws of IGOCRI. Incorporated by reference to Exhibit 3.12 to the Registration Statement.

3.13	Certificate of Incorporation of Bell Oil Corp. (“BOC”). Incorporated by reference to Exhibit 3.13 to the Registration Statement.

3.14	Bylaws of BOC. Incorporated by reference to Exhibit 3.14 to the Registration Statement.

3.15	Certificate of Incorporation of PPC, Inc. (“PPCI”). Incorporated by reference to Exhibit 3.15 to the Registration Statement.

3.16	Bylaws of PPCI. Incorporated by reference to Exhibit 3.16 to the Registration Statement.

3.17	Certificate of Incorporation of Super Test Petroleum, Inc. (“STPI”). Incorporated by reference to Exhibit 3.17 to the Registration Statement.

3.18	Bylaws of STPI. Incorporated by reference to Exhibit 3.18 to the Registration Statement.

3.19	Certificate of Incorporation of Kwik-Fil, Inc. (“K-FI”). Incorporated by reference to Exhibit 3.19 to the Registration Statement.

3.20	Bylaws of K-FI. Incorporated by reference to Exhibit 3.20 to the Registration Statement.

3.21	Certificate of Incorporation of Vulcan Asphalt Refining Corporation (“VARC”). Incorporated by reference to Exhibit 3.21 to the Registration Statement.

3.22	Bylaws of VARC. Incorporated by reference to Exhibit 3.22 to the Registration Statement.

3.23	Certificate of Incorporation of United Jet Center, Inc. (“UJCI”). Incorporated by reference to Exhibit 3.23 to the Registration Statement.

3.24	Bylaws of UJCI. Incorporated by reference to Exhibit 3.24 to the Registration Statement.

Exhibit No.	Description
3.25	Certificate of Incorporation of Country Fair, Inc. (“CFI”). Incorporated by reference to Exhibit 3.25 to the Registrant’s Registration Statement on Form S-4 (File No. 333-121348) filed on December 16, 2004

3.26	Bylaws of CFI. Incorporated by reference to Exhibit 3.26 to the Registrant’s Registration Statement on Form S-4 (File No. 333-121348) filed on December 16, 2004

4.1	First Supplemental Indenture, dated March 8, 2011, by and among URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, PPCI, STPI, K-FI, VARC and The Bank of New York Mellon, as trustee relating to the 10 1/2% Senior Notes due 2012 . Incorporated by reference to Exhibit 4.1 to URC’s Current Report on Form 8-K filed on March 11, 2011.

4.2	Indenture dated as of March 8, 2011, among URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, PPCI, STPI, K-FI, VARC and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, relating to the 10.500% First Priority Senior Secured Notes due 2018. Incorporated by reference to Exhibit 4.2 to URC’s amended Current Report on Form 8-K filed on March 22, 2011.

4.3	Form of Note (included in Exhibit 4.2).

5.1	Opinion of Ellenoff Grossman & Schole LLP.

5.2	Opinion of John R. Wagner, Esq.

5.3	Opinion of Pietragallo Gordon Alfano Bosick & Raspanti, LLP

5.4	Opinion of Madden, Hauser, Wartell, Roth & Heller, P.C.

10.1	Servicing Agreement dated June 9, 1997 between URC and Red Apple Group, Inc. Incorporated by reference to Exhibit 10.4 to the Registration Statement.

10.2	Amended and Restated Credit Agreement, dated May 18, 2011, by and among United Refining Company, United Refining Company of Pennsylvania, Kiantone Pipeline Corporation, Country Fair, Inc., the lenders party thereto, PNC Capital Markets LLC and Merrill Lynch, Pierce, Fenner & Smith Inc., as Co-Lead Arrangers and Joint Bookrunners, PNC Bank, National Association, as Administrative Agent and Bank of America, N.A., as Documentation Agent.

10.3	Purchase Agreement dated February 25, 2011, by and between United Refining Company and Credit Suisse Securities (USA) LLC relating to the purchase of $365,000,000 of 10.500% First Priority Senior Secured Notes Due 2018. Incorporated by reference to Exhibit 10.1 to URC’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2011.

10.4	Registration Rights Agreement dated March 8, 2011, between URC, CFI, KPC, KPCY, UJCI, URCP, KFC, IGOCRI, BOC, STPI, K-FI, VARC and Credit Suisse Securities (USA) LLC, as representative for the several initial purchasers named therein. Incorporated by reference to Exhibit 4.4 to URC’s Current Report on Form 8-K filed on March 11, 2011.

10.5	Security Agreement, dated March 8, 2011, between URC and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent. Incorporated by reference to Exhibit 4.3 to URC’s Current Report on Form 8-K filed on March 11, 2011.

10.6	Intercreditor Agreement dated as of March 8, 2011, by and among The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, PNC Bank, National Association, as Agent for itself and the Bank Lenders, URC, URCP, KPC, CFI and K-FI. Incorporated by reference to Exhibit 10.1 to URC’s Current Report on Form 8-K filed on March 11, 2011.

10.7	Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of March 8, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent. Incorporated by reference to Exhibit 10.2 to URC’s Current Report on Form 8-K filed on March 11, 2011.

Exhibit No.	Description

12	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrants. A) Incorporated by reference to Exhibit 21.1 to the Registration Statement. B) Country Fair, Inc. incorporated in the Commonwealth of Pennsylvania in 1965, doing business as “Country Fair.”

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

23.2	Consent of John R. Wagner, Esq. (included in Exhibit 5.2).

23.3	Consent of Pietragallo Gordon Alfano Bosick & Raspanti, LLP (included in Exhibit 5.3)

23.4	Consent of Madden, Hauser, Wartell, Roth & Heller, P.C. (included in Exhibit 5.4)

23.5	Consent of BDO USA, LLP.

24.1	Powers of Attorney (contained on the signature page to the registration statement).

25.1*	Statement of Eligibility of Trustee on Form T-1 relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.1*	Form of Letter of Transmittal relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.2*	Form of Notice of Guaranteed Delivery relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the 10.500% First Priority Senior Secured Notes due 2018.

99.4*	Form of Letter to Clients relating to the 10.500% First Priority Senior Secured Notes due 2018.

*	Previously filed.